EXECUTION COPY

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made as of August 11, 2006, by and among LIBERTY MEDIA CORPORATION, a Delaware corporation (“Liberty”), and its Subsidiaries identified on Schedule 1 (collectively, including Liberty, “Buyer”), on the one hand, and IDT CORPORATION, a Delaware corporation (“IDT”), and TLL Dutch Holdings B.V., a limited liability company formed under the laws of The Netherlands (“TLL” and together with IDT, “Seller”), on the other hand.

Recitals

A.  TLL desires to sell, and Buyer desires to purchase, all of the Equity Interests owned by TLL in certain Subsidiaries and Equity Affiliates of TLL that are Non-U.S. Persons as identified in, and for the consideration and on the terms and conditions set forth in, this Agreement (the “Foreign Sale Transaction”).

B.  Immediately after the consummation of the Foreign Sale Transaction, IDT desires to sell, and Buyer desires to purchase, all of the Company Equity Interests, for the consideration and on the terms and conditions set forth in this Agreement (the “U.S. Sale Transaction”).

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1  Certain Definitions. As used in this Agreement, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. As a clarification, Gold Striped Shirt, LLC is not an Affiliate of Seller or Company Group.

“Agreement” means this Purchase and Sale Agreement and all Schedules and Exhibits hereto, as the same may be supplemented, modified or amended from time to time.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, owned or leased, tangible or intangible, accrued or contingent, utilized in such Person’s business and wherever located.

“Australian Consents” means the Australian Required Consents and the Australian Other Consents, collectively.

“Australian Equity Interests” means all Equity Interests owned by TLL in Anchor Bay Entertainment Australia Pty Ltd.

“Australian Other Consents” means all consents required to be obtained in order to consummate the acquisition of the Australian Equity Interests by Buyer pursuant to this Agreement, other than the Australian Required Consents.

“Australian Required Consents” means the consents required to be obtained in order to consummate the acquisition of the Australian Equity Interests by Buyer pursuant to this Agreement that are set forth on Schedule 4.

“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in Denver, Colorado or New York, New York are authorized or required by Law to be closed.

“Canadian Equity Interests” means all Equity Interests owned by TLL in any Person in Company Group formed in Canada (including any Province thereof) and with respect to which approval under the ICA is required in order to consummate the transactions contemplated by this Agreement.

“Cause” means (a) the continued failure or refusal of an employee (i) to substantially perform the material duties required of him based on his position with Company Group or (ii) to comply in all material respects with reasonable directions of his supervisor; (b) any material violation by an employee of any policy, rule or regulation of Company Group or any Law applicable to the business of Company Group; (c) any act or omission by an employee constituting fraud, dishonesty, embezzlement or other misappropriation of funds of Company Group; (d) gross negligence of an employee in the performance of his duties; (e) conviction of an employee of any crime (whether or not involving Company Group) that constitutes a felony or crime of moral turpitude or is punishable by imprisonment of 30 days or more; or (f) any other misconduct by an employee that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, Company Group; provided that prior to any termination of employment with Cause pursuant to clauses (a), (b), (c), (d) or (f), the employee shall have been given a reasonable opportunity to refute such claim or cure any such action in accordance with standard policies and procedures applicable to employees of Company Group then in effect.

“Code” means the Internal Revenue Code of 1986.

“Company” means IDT Media, Inc., a Delaware corporation and a Subsidiary of Seller.

“Company Capital Stock” means the Company Class A Common Stock and the Company Common Stock, collectively.

“Company Class A Common Stock” means the Class A common stock, par value $0.01 per share, of Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of Company.

“Company Equity Interests” means all Equity Interests in Company other than Equity Interests in Company owned by Buyer or any of its Affiliates.

“Company Equity Rights” means, individually or collectively, Equity Interests, Equity Rights or Phantom Equity Rights in any Person in Company Group.

“Company Group” means Company and its Subsidiaries; provided, however, that Company Group includes all Subsidiaries of TLL even if TLL is not a Subsidiary of Company at any time prior to the Closing and provided further that Company Group includes Mainframe (including the Subsidiaries of Mainframe), and Mainframe and its Subsidiaries will be deemed to be Subsidiaries of Company and of IDTE, for purposes of determining Company Group Existing Indebtedness and Company Group Net Working Capital in connection with determining the Cash Consideration Adjustments pursuant to Section 3.2(a) (as Mainframe (and its Subsidiaries) were Subsidiaries of Company on the Adjustment Date) and for purposes of Sections 4.7 and 7.3, but Company Group does not include Mainframe (or its Subsidiaries) and neither Mainframe nor any Subsidiaries of Mainframe will be deemed to be Subsidiaries of Company or IDTE for any other purpose under this Agreement, except as specifically provided in Section 7.4.

“Company Group Existing Indebtedness” means all Indebtedness of Company Group pursuant to: (a) the Credit, Security, Guaranty and Pledge Agreement dated as of April 22, 2005, among Anchor Bay Entertainment, Inc., as Borrower, the guarantors referred to therein, IDTE, the lenders referred to therein and JPMorgan Chase Bank, National Association, as Administrative Agent; (b) the Credit, Security, Guaranty and Pledge Agreement dated as of December 1, 2005, among IDTE Animation Slate, LLC, as Borrower, the guarantors referred to therein, IDTE, the lenders referred to therein and JPMorgan Chase Bank, National Association, as Administrative Agent; (c) the Master Lease Agreement dated March 1, 2006, between AT&T Capital Services, as Lessor, and IDTE, as Lessee; (d) debt of Mainframe pursuant to its existing debenture and bank credit facility as disclosed by Seller to Buyer prior to the date of the Term Sheet; and (e) such other credit facilities of IDTE and its Subsidiaries approved by Buyer, including any unsecured intercompany debt of IDTE or any of its Subsidiaries to Seller or any of its Affiliates (other than Company Group) approved by Buyer that Seller and Buyer may mutually agree will remain in full force and effect after the Closing as provided in Section 3.3. For purposes of clarification, any intercompany debt that will be contributed to the capital of Company Group by Seller pursuant to Section 3.3 shall not be included in the determination of Company Group Existing Indebtedness.

“Company Group Net Working Capital” means (a) the total current assets of Company Group minus (b) the total current liabilities of Company Group (other than any current portion of any Company Group Existing Indebtedness), each as computed in accordance with GAAP, as consistently applied in accordance with the past practices of Company Group, and subject to appropriate adjustments, including that the amount of the Current Canadian Undertaking Payments and all Accrued Unused PTO will be included as current liabilities and that all pre-Closing Tax Liabilities are for the account of Seller, and including any adjustments pursuant to Sections 3.3, 3.4, and 3.5, if applicable. For purposes of clarification, the amount of $1,400,000 (the “Deposited Escrow Amount”) deposited into IDTE’s bank account at Wachovia Bank, Burlington, NJ, by wire transfer on June 30, 2006, representing the release of escrowed funds related to the proceeds from the sale of certain property in Israel (the “Deposited Escrow Funds”) shall not be included in the determination of Company Group Net Working Capital notwithstanding the fact that such amount remained in such IDTE bank account as of the close of business on June 30, 2006.

“Company Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise), operations, assets, liabilities or results of operations of Company Group, taken as a whole.

“Confidentiality Agreement” means the Nondisclosure Agreement between Buyer and Seller dated October 24, 2005.

“Contract” means any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, obligation, plan, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock or other equity interests, assets or business.

“Credit Group” means the following subsidiaries of IDTE: (i) Anchor Bay Entertainment, Inc. (now known as IDT Home Entertainment, Inc.); (ii) Manga Entertainment Limited; (iii) IDT Entertainment Productions, Inc.; and (iv) the other Persons identified in note 1 to the Credit Group Financial Statements.

“Current Canadian Undertaking Payments” means the undertakings provided to the Minister of Canadian Heritage dated August 2, 2004 to contribute annually $15,000 to specified Canadian not-for-profit or charitable entities (as described in paragraph 9 of the letter dated April 18, 2006, from Ogilvy Renault to the Department of Canadian Heritage) for the years 2005 and 2006.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and that are administered, interpreted or enforced by the United States Environmental Protection Agency or state and local agencies with jurisdiction over pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and other Laws relating to remediation, removal, emissions, discharges, releases or threatened releases of any Pollutant, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Pollutant.

“Equity Affiliate” means any Person in which any Person in Company Group owns any Equity Interests that is not a Subsidiary of Company, other than investments solely for cash management purposes where Company Group owns, directly or indirectly, less than one percent in the aggregate of the Equity Interests in such Person.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or other Equity Interests of a Person or by which a Person is or may be bound to issue any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that is or was (a) together with Company, treated as a “single employer” under Section 414(b), 414(c) or 414(m) of the Code, (b) required to be aggregated with Company under Section 414(o) of the Code, or (c) under “common control” with Company under Section 4001(a)(14) of ERISA.

“First Look Agreement” means the First Look Agreement to be entered into as of the Closing Date between Starz Entertainment Group LLC and IDTE, substantially in the form attached as Exhibit C.

“Fiscal Year” means the fiscal year of Company Group consisting of the 12-month period ending on July 31 of each year.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, court, board or body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“ICA” means the Investment Canada Act.

“IDTE” means IDT Entertainment, Inc., a Delaware corporation and a wholly owned Subsidiary of Company.

“Indebtedness” means, with respect to any Person, without duplication (a) every Liability of such Person (excluding, with respect to Company or Company Group, any intercompany accounts or other intercompany Liabilities between Company and any Subsidiary of Company or between any Subsidiaries of Company) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments (whether or not negotiable), (iii) under any capital leases and (iv) for reimbursement of amounts actually drawn under letters of credit or similar facilities issued for the account of such Person, and (b) every Liability of any other Person of the kind described in the preceding clause (a) that such Person has guaranteed (other than, with respect to Company or Company Group, any guarantee by Company of any Liability of any Subsidiary of Company or any guarantee by any Subsidiary of Company of any Liability of any other Subsidiary of Company), in each case only to the extent required pursuant to GAAP to be set forth as a Liability on a balance sheet of such Person.

“Intellectual Property” means (a) all patents and patent applications (including all provisional, divisionals, continuations, continuations in part, and reissues), inventions (patentable or unpatentable and whether or not reduced to practice), and business methods; (b) all registered and unregistered fictional business names, trade names, trademarks, service marks, trade dress, brands, slogans, logos, and registered domain names and all applications with respect to any of the foregoing; (c) all registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter; and (d) all know-how, trade secrets, domain names, customer and vendor lists, software, process technology, drawings, blueprints, processes, methods and techniques, research and development information, industry analyses, drawings, algorithms, source code and object code, etherware, specifications, designs, artwork, models, financial and accounting data, business and marketing plans, and all other confidential or proprietary information.

“Interim Capital Expenditure Amount” means the amount of the total expenditures to be made by Company Group during the Interim Period for investments in productions and licenses and masters and capital expenditures in accordance with the Interim Operating Plan in the agreed amount of $47,176,000.

“Interim Funding Amount” means the amount of cash required to fund operating expenses and capital expenditures of Company Group for the Interim Period pursuant to the Interim Operating Plan that will be the responsibility of Seller in the agreed amount of $15,475,000.

“Interim Operating Plan” means the operating plan for Company Group for the period from April 1, 2006 through June 30, 2006 (the “Interim Period”), as agreed by Seller and Buyer, attached as Exhibit A.

“Key Persons” means Sam Abraham, Janet Healy, John Hyde, Jerry Davis, Neil Braun, Nick Foster and Chris McGurk.

“Knowledge” as used with respect to any Person (including references to such Person being aware of a particular matter) means the personal knowledge of any of the following officers and employees of such Person: chairman, chief executive officer, president, chief financial officer, chief accounting officer, chief operating officer, general counsel, and any executive vice president, and as used with respect to Seller (including references to Seller being aware of a particular matter) means the personal knowledge of any of Howard Jonas, Motti Lichtenstein, Ely Tendler, Steve Brown, Morris Berger, Sam Abraham, Martin Lebwohl, Janet Healy, Neil Braun, John Hyde, Jerry Davis, Nick Foster, or Chris McGurk, after due inquiry by each of such named individuals of any individual who reports directly to him or her who would be reasonably likely to have knowledge related to the relevant subject matter.

“Laws” means all applicable provisions of constitutions, statutes, laws, ordinances, rules, regulations and Orders of all Governmental Authorities.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether liquidated or unliquidated), including any liability for Taxes.

“LIBOR” means the rate per annum equal to the British Bankers Association LIBOR for an interest period of three months, adjusted at the start of each new three-month interest period to the then current rate.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on or with respect to any Asset, capital stock, property or property interest.

“Litigation” means any action, arbitration, suit, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding before any Governmental Authority or private arbitration tribunal, or, to the Knowledge of Seller, notice (written or oral) by any Person alleging potential Liability relating to or affecting a Person, or any director, officer or employee of such Person in his or her capacity as such, its business, Assets or Equity Interests, or the transactions contemplated by this Agreement.

“Loss” means any and all loss, demand, action, cause of action, assessment, damage, Liability, reduction in value, claim, cost, settlement or expense, including penalties and reasonable attorneys’ and other professional fees and expenses incurred in the investigation, prosecution, defense or settlement of any such loss, demand, action or cause of action. As used in this Agreement, Losses are not limited to matters asserted by third parties, but include Losses incurred or sustained by a Party other than as a result of claims by third parties.

“Net Equity Value” means, (a) if the Exercise Date occurs as a result of delivery of an Exercise Notice, the price at which a willing buyer would buy and a willing seller would sell all of the equity in Company and any Foreign Equity Interests in Persons that are Subsidiaries or Equity Affiliates of Liberty but are not Subsidiaries or Equity Affiliates of Company after the Closing (the “Post-Closing Company Group”) in an arm’s-length transaction as of the Exercise Date, assuming no compulsion to sell or buy and without any control premium or discount for minority interests or lack of marketability or, (b) if the Exercise Date occurs as a result of a Company Sale Transaction, the purchase price (including any earnout payments, installment payments or payments contingent in nature or otherwise deferred, the amount of which will be determined if and when actually paid) paid for (or in connection with) the equity or assets of the Post-Closing Company Group in such Company Sale Transaction. If stock or property are included in the purchase price, such stock or property will be valued at its fair market value as determined in good faith by mutual agreement of Buyer and Seller or, if they cannot agree, as determined in accordance with the appraisal process described in Section 3.6(c). Notwithstanding the foregoing, if Company makes any distribution with respect to its Equity Interests after the Closing Date and prior to the Exercise Date other than any distribution that consists solely of Equity Interests of Company, then the Net Equity Value will be adjusted to take into account the fair market value of such distributed property (other than any Equity Interests of Company included in such distributed property), as determined by agreement between Seller and Buyer or, if they do not so agree within 30 days, as determined in accordance with the appraisal process described in Section 3.6(c), and if any Foreign Equity Interests are disposed of after the Closing Date and prior to the Exercise Date so that the Persons with respect to which any such Foreign Equity Interests have been disposed of are not Subsidiaries or Equity Affiliates of Liberty on the Exercise Date, then the fair market value of such disposed Foreign Equity Interests will be included for purposes of determining Net Equity Value, as determined by agreement between Seller and Buyer or, if they do not so agree within 30 days, as determined in accordance with the appraisal process described in Section 3.6(c); provided, however, that if any Foreign Equity Interests are disposed of in a sale to a bona fide third party purchaser on arm’s-length terms and conditions, then the fair market value of the proceeds actually received by Liberty or its Affiliates as a result of such sale will be the amount included with respect to such disposed Foreign Equity Interests for purposes of determining Net Equity Value.

“Non-U.S. Persons” means Persons organized or formed pursuant to the Laws of a Governmental Authority other than the United States or any State of the United States or agency, instrumentality or other governmental body thereof. For purposes of clarification, any Person organized or formed pursuant to the Laws of Puerto Rico will be deemed to be a Non-U.S. Person for purposes of this Agreement.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any Governmental Authority, or any binding determination pursuant to arbitration or other similar alternative dispute resolution forum.

“Ordinary Course of Business” means the ordinary course of business of Company or any Subsidiary of Company, as applicable, consistent with past custom and practice.

“Organizational Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such Person.

“Party” means, individually or collectively, Buyer, Seller or Company.

“Pay Television License Agreement” means the Pay Television License Agreement to be entered into as of the Closing Date between Starz Entertainment Group LLC and IDTE, substantially in the form attached as Exhibit B.

“Permitted Liens” means (a) any Lien for Taxes, fees, assessments or other governmental charges or levies, either (i) not delinquent or (ii) being contested in good faith and, in the case of either (i) or (ii), for which Company Group maintains adequate reserves on its books and records; (b) licenses or sublicenses granted in the Ordinary Course of Business and any interest or title of a licensor or licensee under any license or sublicense; (c) leases or subleases entered into in the Ordinary Course of Business, including in connection with Personal Property Leases or Real Property Leases; (d) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the Ordinary Course of Business for sums (i) not overdue or (ii) being contested in good faith and, in the case of either (i) or (ii), for which Company Group maintains adequate reserves on its books and records; (e) Liens incurred in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the Ordinary Course of Business or to secure obligations on surety or appeal bonds; (f) purchase money security interests or Liens on property acquired or held by Company or any of its Subsidiaries in the Ordinary Course of Business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; (g) easements, restrictions and other defects of title that are not, in the aggregate, material and that do not, individually or in the aggregate, materially and adversely affect the use or occupancy of the property affected thereby; and (h) Liens under Company Group Existing Indebtedness.

“Person” means a natural person, or any legal, commercial or governmental entity, including a corporation, partnership, limited liability company, association, trust, unincorporated organization, or Governmental Authority.

“Phantom Equity Rights” means stock appreciation, phantom stock or equity, profit participation, or similar rights with respect to any Person.

“Pollutant” means any chemical, waste, contaminant, petroleum, petroleum product or oil, hazardous waste, hazardous material, hazardous substance, dangerous substance or toxic substance defined in or regulated by any Environmental Laws or regulated by any Governmental Authority.

“Related Party” means, with respect to any Person, any Affiliate of such Person and the executive officers and directors of such Person and of any Affiliate of such Person and any spouses, siblings, parents, grandparents or descendants (including those by adoption) of any Person who is a natural person or, with respect to any Person that is not a natural person, of the executive officers and directors of such Person, and any Person in which any of such officers, directors or specified relatives has any direct or indirect interest, other than less than five percent of the aggregate Equity Interests in any Person whose securities are publicly traded. For purposes of this definition, the executive officers of Seller are listed on Exhibit H.

“Reorganization Event” means, with respect to any Person, any recapitalization, reorganization, amalgamation, reclassification, stock dividend, stock split, reverse stock split, merger, combination, share exchange and any other similar transaction that changes any securities of a Person into any other securities (including securities of another Person).

“Securities Laws” means, as applicable, the Securities Act of 1933; the Securities Exchange Act of 1934; all applicable state securities “blue sky” Laws; all rules and regulations of the New York Stock Exchange and the NASDAQ National Market; and any applicable foreign securities Laws.

“Subsidiary” or “subsidiary” means, with respect to any Person, any other Person of which an aggregate of more than 50% of the outstanding Equity Interests entitled to vote in the election of the board of directors of such other Person is, at the time, directly or indirectly, owned by such Person or one or more subsidiaries of such Person or such Person has an equivalent controlling interest in such other Person. As a clarification, Gold Striped Shirt LLC is not a Subsidiary of Seller or any Person in Company Group but is an Equity Affiliate of Seller. For purposes of this Agreement, (a) neither IDT Media Ventures, Inc. (“Media Ventures”) nor IDT Investments, Inc. (“IDT Investments”) will be deemed to be a Subsidiary or Equity Affiliate of Company, and (b) neither D.P.S.I. Digital Production Solutions Ltd., an Israeli corporation (“DPSI”), nor TLL Germany GmbH, a German corporation (“TLL Germany”), will be deemed to be a Subsidiary or Equity Affiliate of TLL.

“Supplemental Interim Operating Plans” means the July Supplemental Interim Operating Plan and the August Supplemental Interim Operating Plan.

“Term Sheet” means the Confidential Binding Term Sheet entered into by Buyer and Seller dated May 15, 2006.

“Transaction Agreements” means this Agreement, the Pay Television License Agreement, the First Look Agreement, the Transition Services Agreement, the Management Agreement and all other instruments and agreements executed and delivered pursuant to this Agreement.

“Transition Services Agreement” means the Transition Services Agreement to be entered into between Seller and Buyer (or by one or more Affiliates of Buyer designated by Buyer), substantially in the form attached as Exhibit D.

1.2  Index to Certain Defined Terms. Each term set forth below is defined in the referenced Section:

Term	Section

Accountants	3.2(d)
Accounts Receivable	4.10
Accrued Unused PTO	4.22(b)
Adjustment Date	3.2(a)
Adjustment Estimate	3.2(b)
Aggregate Consideration	3.1(a)
Antitrust Division	7.7(a)
Appraiser	3.6(c)
August Supplemental Interim Operating Plan	7.13
Australian Closing	2.4(g)
Burbank Lease Guaranty	7.15
Buyer	Introduction
Buyer Disclosure Schedule	Article 6 Introduction
Buyer 401(k) Plan	7.11(e)
Buyer Tax Loss	10.4(a)
Canadian Closing	2.4(f)
Canadian Consideration	3.5
Canadian Retained Assets	2.4(c)
Cash Consideration	3.1(a)
Cash Consideration Adjustments	3.2(a)
Certificate Date	3.5(b)
Claim	10.8
Closing	2.3(a)
Closing Date	2.3(a)
COBRA	4.16(c)
Company Benefit Plans	4.16(a)
Company ERISA Plan	4.16(a)
Company Sale Transaction	3.6(b)
Contingent Amount	3.6(a)
Credit Group Financial Statements	4.7
Deposited Escrow Amount	Definition of Company Group Net
Working Capital
Deposited Escrow Funds	Definition of Company Group Net
Working Capital
Disagreement	3.2(c)
DPSI	Definition of Subsidiary
Effective Time	2.3(a)
E.H. Contingent Payment	3.7
E.H. Release Date	3.7
Employee List	4.22(a)
Equity Interests	4.6
Exercise Date	3.6(b)
Exercise Notice	3.6(b)
Final Statement	3.2(c)

Financial Statements	4.7
First Closing	2.4
Foreign Consideration	2.1
Foreign Equity Interests	2.1
Foreign Parent	12.1(b)
Foreign Sale Transaction	Recital A
FTC	7.7(a)
IDT	Introduction
IDT Investments	Definition of Subsidiary
IDT Netherlands	8.1(t)
IDT Telecom	3.1(a)
Indemnification Threshold	10.5(a)
Indemnitee	10.1 and 10.2(a)
Indemnifying Party	10.1 and 10.2(a)
Intellectual Property	4.14
Interim Balance Sheet	4.7
Interim Balance Sheet Date	4.7
Interim Cash Consideration Adjustments	3.2(d)
Interim Financial Statements	4.7
Interim Period	Definition of Interim
Operating Plan
July Supplemental Interim Operating Plan	7.13
Leased Real Property	4.12
Liberty	Introduction
Mainframe	8.1(t)
Mainframe Sale Agreement	7.14
Material Contracts	4.13(a)(iv)
Media Ventures	Definition of Subsidiary
MLBP	8.1(u)
Non-Disturbance Agreement	4.12
Non-US Company Benefit Plans	4.16(j)
Personal Property Leases	4.11
Post-Closing Company Group	Definition of Net Equity Value
Real Property Leases	4.12
Reduction Amount	7.13
Remittance Date	3.5(c)
Section 116 Amount	3.5(a)
Section 116 Certificate	3.5(a)
Seller	Introduction
Seller Benefit Plans	7.11(a)
Seller Disclosure Schedule	Article 4 Introduction
Seller Group	4.23
Seller 401(k) Plan	7.11(e)
Short-Term Severance Policy	7.11(i)
Stock Consideration	3.1(a)
Supplemental Period Cash Shortfall Amount	7.13

Survival Period	10.3
Target Closing Debt Amount	3.2(a)
Target Closing Net Working Capital Amount	3.2(a)
Termination Date	9.2
TLL	Introduction
TLL Germany	Definition of Subsidiary
U.S. Consideration	2.2
U.S. Sale Transaction	Recital B
Vehicles	4.11

1.3  Tax Terms. Certain terms related to Tax matters used in Article 11 (and elsewhere in this Agreement) are defined in Section 11.1.

1.4  Terms Generally. All terms used in this Agreement (including defined terms) apply equally to both the singular and plural forms of such terms. Any pronoun includes the corresponding masculine, feminine and neuter forms, as the context requires. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The words “shall” and “will” are used interchangeably and are intended to have, and will be deemed to have, the same meaning. The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part of this Agreement unless the context otherwise requires. All references to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires. Any references to any agreement or other document or instrument or to any statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions, and to any rules and regulations promulgated thereunder), unless the context otherwise requires. Any reference to a “day” or number of “days” (without the explicit reference to a Business Day) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day. All references to dollar amounts will be references to United States Dollars.

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1  Foreign Sale Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing, TLL will sell and transfer all of the Equity Interests owned by TLL in the Subsidiaries and Equity Affiliates of TLL identified on Schedule 2 (the “Foreign Equity Interests”) to Buyer, and Buyer will purchase all of the Foreign Equity Interests from TLL, for the allocable portion of the Aggregate Consideration specified on Schedule 2 as provided in Article 3 (in the aggregate, the “Foreign Consideration”).

2.2  U.S. Sale Transaction. Upon the terms and subject to the conditions of this Agreement, at the Closing immediately after the consummation of the Foreign Sale Transaction, Seller will sell and transfer all of the Company Equity Interests to Buyer, and Buyer will purchase all of the Company Equity Interests from Seller, as set forth on, and for the allocable portion of the Aggregate Consideration specified on, Schedule 3 as provided in Article 3 (in the aggregate, the “U.S. Consideration”). The U.S. Sale Transaction will be a taxable transaction for United States federal Income Tax purposes.

2.3  Closing.

(a)  This Agreement has been signed and delivered in The Netherlands by TLL. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Sherman & Howard L.L.C. in Denver, Colorado at 10:00 a.m. Mountain Time on the date that is two Business Days after the satisfaction or waiver of the conditions to Closing contained in Article 8, or at such other time and place as the Parties may agree, subject to the provisions of Section 2.4. The date on which the Closing actually occurs will be the “Closing Date.” The transactions described in this Agreement to be consummated at the Closing will be effective as of 11:59 p.m. Eastern Time on the day before the Closing Date (the “Effective Time”).

(b)  Upon agreement of the Parties, the Closing may be conducted by electronic or facsimile transmission and wire transfer. In such event, at or before the Closing, each Party will deliver to the other Parties by electronic or facsimile transmission executed originals of each Transaction Agreement to which it is a party and will deliver to the other Parties paper copies, facsimiles or e-mails of scanned copies of all other documents and instruments that it is required to deliver at or before the Closing. The documents and agreements so delivered will for all purposes be deemed originals thereof and the signatures of the Parties thereon will be deemed original signatures. Promptly following the Closing, each Party will deliver by overnight courier to the appropriate other Party or Parties the executed originals of all Transaction Agreements and all other original documents required to be delivered by it at or before the Closing. The failure of any Party to deliver executed originals after the Closing will not affect the validity of any action taken at the Closing.

2.4  Multiple Closings. If the conditions to Closing contained in Article 8 have been satisfied or waived (by the Party for whose benefit the condition is imposed) other than obtaining any approval required pursuant to the ICA and the Australian Required Consents, then a partial Closing of the Foreign Sale Transaction with respect to all of the Foreign Equity Interests (other than the Canadian Equity Interests and the Australian Equity Interests) and the Closing of the U.S. Sale Transaction (the “First Closing”) will occur in accordance with the terms and conditions of this Agreement, and the additional provisions contained in this Section 2.4 will apply.

(a)  At the First Closing, Buyer will pay to Seller the U.S. Consideration and the Foreign Consideration other than the portion of the Foreign Consideration attributable to the Canadian Equity Interests and the Australian Equity Interests as specified on Schedule 2.

(b)  At the First Closing, Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, all of the Company Equity Interests and all of the Foreign Equity Interests other than the Canadian Equity Interests and the Australian Equity Interests.

(c)  The Canadian Equity Interests will be retained by TLL after the First Closing (the “Canadian Retained Assets”) and will be sold to Buyer in accordance with the terms and conditions of this Agreement once any approval required under the ICA has been obtained.

(d)  At the First Closing, Seller and Buyer will enter into a Management Agreement with respect to the Canadian Retained Assets in the form attached as Exhibit G.

(e)  After the First Closing, Buyer and Seller will continue to use their respective commercially reasonable efforts to obtain any approval required under the ICA in order to sell and transfer the Canadian Equity Interests to Buyer and to obtain the Australian Consents as promptly as practicable, and the covenants and agreements of Buyer and Seller under this Agreement will be fully applicable in seeking such approval and consents after the First Closing.

(f)  Upon receipt of the required approval under the ICA, the Closing will occur with respect to the Canadian Equity Interests (the “Canadian Closing”) two Business Days after the date that the required ICA approval is obtained or such other date mutually agreed by Seller and Buyer, and Buyer and Seller will take all actions necessary and appropriate on their parts to proceed to the Canadian Closing on the terms and conditions set forth in this Agreement; provided, however, that if a Section 116 Certificate has not been obtained on or prior to the date on which the Canadian Closing would otherwise occur pursuant to the terms of this Section 2.4, then the Canadian Closing will be delayed until the first Business Day of the next succeeding calendar month if requested by Seller.

(g)  Upon receipt of all of the Australian Required Consents, the Closing will occur with respect to the Australian Equity Interests (the “Australian Closing”) two Business Days after the date that the Australian Required Consents are obtained or such other date as mutually agreed by Seller and Buyer, and Buyer and Seller will take all actions necessary and appropriate on their parts to proceed to the Australian Closing on the terms and conditions set forth in this Agreement.

(h)  If this Section 2.4 becomes applicable, then the following provisions will apply:

(i)  All references to the “Closing” will mean the First Closing, the Canadian Closing or the Australian Closing, as appropriate.

(ii)  All references to the “Closing Date” will mean the date on which the First Closing, the Canadian Closing or the Australian Closing occurs, as appropriate.

(iii)  All Cash Consideration Adjustments pursuant to Section 3.2 will be made at the First Closing.

(iv)  The provisions of Section 3.3 will apply at the First Closing.

(v)  At each Closing, the representations, warranties, covenants, agreements and conditions contained in this Agreement will apply with respect to the Equity Interests being sold at such Closing, and the certificates and other documents contemplated by this Agreement will be delivered in the form and substance provided for in this Agreement, modified as necessary or appropriate to reflect the provisions of this Section 2.4 and to relate only to the Equity Interests being sold at such Closing.

(vi)  The Survival Period will run from the Closing Date of the First Closing for all purposes of this Agreement.

(vii)  All references to the Closing Date in Section 3.6 and Section 12.1 will mean the Closing Date of the First Closing.

(i)  If this Section 2.4 becomes applicable, the other provisions of this Agreement will be interpreted in such a manner as is necessary or appropriate to effectuate the intent of this Section 2.4, and Buyer and Seller will negotiate in good faith any other changes to this Agreement that are necessary or appropriate to effectuate the intent of this Section 2.4.

(j)  If any required approval under the ICA has not been obtained within 90 days after the First Closing, then Buyer and Seller will negotiate in good faith an alternative transaction structure to permit the sale and transfer of the Canadian Equity Interests to Buyer without requiring advance approval under the ICA, including an indirect transfer; provided, however, that in all events the Canadian Closing will occur no later than 120 days after the First Closing or such other date mutually agreed by Seller and Buyer.

(k)  If this Section 2.4 becomes applicable, Buyer and Seller intend that legal and beneficial ownership of the Canadian Equity Interests will remain with Seller and will not be deemed to be transferred to Buyer until the Canadian Closing.

(l)  If any of the Australian Required Consents have not been obtained on or before October 31, 2006, then the Australian Closing will occur on October 31, 2006, or such later date as Buyer and Seller may agree, and the provisions of Section 10.2(b) will apply with respect to any Australian Required Consents that have not been obtained prior to the consummation of the Australian Closing.

ARTICLE 3

CONSIDERATION

3.1  Payment of Consideration.

(a)  At the Closing, the Company Equity Interests and the Foreign Equity Interests will be acquired by Buyer from Seller in exchange for: (i) a cash payment by Buyer to Seller at the Closing of $186,000,000, subject to adjustment as provided in Section 3.2 (the “Cash Consideration”); (ii) 17,237,568 shares of Class B common stock of Seller held by Buyer (as indicated on Schedule 1); (iii) 7,500 shares of common stock of IDT Telecom, Inc., a Delaware corporation (“IDT Telecom”), held by Buyer (as indicated on Schedule 1) (together with the shares described in subclause (ii) above, and as the same may be adjusted pursuant to any other provisions of this Agreement, the “Stock Consideration”); and (iv) the right to receive any Contingent Amount ((i)-(iv) collectively, the “Aggregate Consideration”). The portion of the Aggregate Consideration allocable to the Company Equity Interests and to each of the Foreign Equity Interests is set forth on Schedule 2 and Schedule 3, respectively. The Cash Consideration to be paid by Buyer at the Closing will be made by wire transfer of immediately available funds to an account designated by Seller at least two Business Days prior to the Closing Date. The Stock Consideration to be delivered by Buyer at the Closing will be made as a redemption of Buyer’s interest in Seller and IDT Telecom.

(b)  If a Reorganization Event occurs after the date of this Agreement and on or prior to the Closing Date with respect to the issuer of any of the Stock Consideration, then the securities of such issuer to be delivered by Buyer in connection with the redemption of the Stock Consideration under Section 3.1(a) will be appropriately and equitably adjusted to the kind and amount of shares of stock and other securities and property that Buyer receives with respect to the Stock Consideration in such Reorganization Event.

3.2  Adjustment of Cash Consideration.

(a)  The amount of the Cash Consideration to be paid by Buyer to Seller will be adjusted in accordance with this Section 3.2 as follows (the “Cash Consideration Adjustments”): (i) increased on a dollar-for-dollar basis if, and to the extent that, as of the close of business on June 30, 2006 (the “Adjustment Date”), the aggregate outstanding principal amount of Company Group Existing Indebtedness is less than, or decreased on a dollar-for-dollar basis if, and to the extent that, as of the Adjustment Date, the aggregate outstanding principal amount of Company Group Existing Indebtedness is greater than, $91,904,000 (the “Target Closing Debt Amount”); and (ii) increased on a dollar-for-dollar basis if, and to the extent that, as of the Adjustment Date, the amount of Company Group Net Working Capital is greater than, or decreased on a dollar-for-dollar basis if, and to the extent that, as of the Adjustment Date, the amount of Company Group Net Working Capital is less than, $55,838,000 (the “Target Closing Net Working Capital Amount”). The determination of the Cash Consideration Adjustments under Section 3.2(a)(i) and (ii) will be made after taking into account the provisions of Sections 3.3, 3.4, and 3.5. The Cash Consideration Adjustments will be allocated to the Cash Consideration payable for the Company Equity Interests as set forth on Schedule 3 and not to the Cash Consideration payable for the Foreign Equity Interests as set forth on Schedule 2.

(b)  On or prior to ten Business Days before the Closing Date (or such later date as Buyer and Seller may agree), Seller will deliver to Buyer a good faith estimate of the Cash Consideration Adjustments (the “Adjustment Estimate”), and the amount of the Cash Consideration paid on the Closing Date will be based upon that Adjustment Estimate, absent manifest error. The Adjustment Estimate will be prepared in accordance with GAAP consistent with past practice of Company Group and in a manner consistent with the Financial Statements and the Interim Operating Plan, and will be based on the actual closing June 30, 2006 balance sheet (if available at least five Business Days before the Closing Date).

(c)  The final amount of the Cash Consideration Adjustments will be determined by Buyer based on the books and records of Company Group and will be set forth in a statement to be prepared by Buyer and submitted to Seller within 90 days after the Closing Date (the “Final Statement”). Seller will review the Final Statement at Seller’s expense. The Final Statement will be final and binding upon the Parties for all purposes, unless Seller notifies Buyer, not later than ten Business Days after Seller’s receipt of the Final Statement, of a good faith disagreement with the Cash Consideration Adjustments reflected in the Final Statement (the “Disagreement”), in which event the provisions of Section 3.2(d) will apply. Such notice of Disagreement will specify all items as to which there is a Disagreement and an explanation of the basis for any Disagreement. Seller’s failure to timely notify Buyer in writing of the existence of such a Disagreement will be deemed, for all purposes, Seller’s acceptance of the Final Statement.

(d)  If and to the extent that Seller timely notifies Buyer in writing, as provided in Section 3.2(c), of a Disagreement with the Final Statement, the appropriate Party will pay to the other Party the net amount of any Cash Consideration Adjustments included in the Final Statement that are not the subject of the Disagreement by wire transfer of immediately available funds to an account designated by the recipient within five Business Days after Seller delivers notice of a Disagreement to Buyer (the “Interim Cash Consideration Adjustments”), and Buyer and Seller will attempt, in good faith, to resolve any Cash Consideration Adjustments included in the Final Statement that are the subject of such Disagreement. If Buyer and Seller are unable to resolve any such Disagreement within 30 days from the date of receipt by Buyer of notice from Seller of the Disagreement, either Seller or Buyer may request, by delivering written notice to the other Party, that such Disagreement be resolved by a major international accounting firm jointly selected by Buyer and Seller that has not provided material services to Buyer, Seller or their respective Affiliates during the three years immediately prior to its retention for such matter (the “Accountants”). If Buyer and Seller do not agree on the Accountants within ten Business Days after either Buyer or Seller requests that the Disagreement be submitted to the Accountants for resolution, then each of Buyer and Seller will nominate its selection to serve as the Accountants and those two nominated Persons will select a third Person within ten Business Days, which third Person will serve as the Accountants. If either Buyer or Seller does not notify the other Party in writing of its selection to serve as the Accountants within ten Business Days after either Party requests that the Disagreement be submitted to the Accountants for resolution, then the Person nominated by the other Party will serve as the Accountants. Each of Buyer and Seller will submit to the Accountants within ten Business Days after selection of the Accountants is completed its proposal concerning what the Cash Consideration Adjustments should be and all relevant financial data supporting its proposal. In resolving the Disagreement, the Accountants will consider only those items or amounts in the Final Statement as to which Seller has objected in the notice of Disagreement. After completing their review of the Disagreement, the Accountants will resolve each item in dispute in accordance with the terms of this Agreement and will confirm their conclusion (and the resulting Cash Consideration Adjustments) in writing to Seller and Buyer within 30 days after the Accountants receive any proposals and supporting information timely submitted in accordance with this Section 3.2(d), and the decision of the Accountants regarding such Cash Consideration Adjustments will be final and binding upon Buyer and Seller for all purposes and enforceable in any court of competent jurisdiction, absent manifest error. The fees and costs of the Accountants, if any, in connection with resolving the Disagreement will be paid one-half by Seller and one-half by Buyer.

(e)  If the Cash Consideration Adjustments as finally determined pursuant to this Section 3.2 result in the Cash Consideration being less than the Cash Consideration actually paid to Seller at the Closing (as adjusted to reflect the amount of any Interim Cash Consideration Adjustments actually paid pursuant to Section 3.2(d)), then Seller will pay an amount to Buyer equal to the difference between the Cash Consideration actually paid to Seller at the Closing (as adjusted to reflect the amount of any Interim Cash Consideration Adjustments actually paid pursuant to Section 3.2(d)) and the amount of the Cash Consideration as finally determined pursuant to this Section 3.2. If the Cash Consideration Adjustments as finally determined pursuant to this Section 3.2 result in the Cash Consideration being more than the Cash Consideration actually paid to Seller at the Closing (as adjusted to reflect the amount of any Interim Cash Consideration Adjustments actually paid pursuant to Section 3.2(d)), then Buyer will pay an amount to Seller equal to the difference between the Cash Consideration as finally determined pursuant to this Section 3.2 and the Cash Consideration actually paid to Seller at the Closing (as adjusted to reflect the amount of any Interim Cash Consideration Adjustments actually paid pursuant to Section 3.2(d)). Any payment required pursuant to this Section 3.2(e) will be made by wire transfer of immediately available funds to an account designated by the recipient, which payment will be made within five Business Days after the determination that there is no Disagreement between Buyer and Seller with respect to the Final Statement or within five Business Days after the resolution of any such Disagreement pursuant to Section 3.2(d).

(f)  Seller represents and warrants to Buyer that the Deposited Escrow Funds were deposited into a Company bank account on or prior to the Adjustment Date and remained in a Company bank account as of the close of business on the Adjustment Date and acknowledges and agrees that the Deposited Escrow Amount will not be included as a current asset of Company Group in determining Company Group Net Working Capital for purposes of determining the Cash Consideration Adjustments (either in the Adjustment Estimate or in the Final Statement).

3.3  Intercompany Debt. On the Closing Date prior to the Closing, cash and cash equivalents in an amount equal to $74,163,000, reduced by the Interim Funding Amount, will be paid by Company Group to an account designated by Seller as a partial repayment of any intercompany debt of Company Group to Seller (or to any of Seller’s Affiliates other than any Person in Company Group), and the balance of any such intercompany debt will be contributed to the capital of Company Group by Seller. Notwithstanding the preceding provisions of this Section 3.3, Seller and Buyer may mutually agree (each in its sole discretion) that certain intercompany debt of Company Group to Seller may remain outstanding after the Closing as Company Group Existing Indebtedness, and Buyer will cause Company Group to repay the face amount of any such intercompany debt to Seller immediately following the Closing. For purposes of clarification, any intercompany debt that Buyer may agree to assume at the Closing as Company Group Existing Indebtedness and to cause Company Group to repay immediately after the Closing is intended only to apply to intercompany debt representing funds actually provided by Seller to Company Group during the Interim Period to fund the expenditures required to be made pursuant to the Interim Operating Plan in place of Company Group Existing Indebtedness to third parties that was contemplated to be incurred during the Interim Period to fund such expenditures and is not intended to apply to intercompany debt reflected on the Interim Balance Sheet, to which the provisions of the first sentence of this Section 3.3 will apply.

3.4  Interim Operating Plan Adjustments. If Company Group has not made expenditures in the full aggregate amount of the Interim Capital Expenditure Amount for aggregate investments in productions and licenses and masters and capital expenditures during the Interim Period in accordance with the Interim Operating Plan (or for alternative capital investments and expenditures approved by Buyer in Buyer’s sole discretion), then the amount of the Company Group Existing Indebtedness as of the Adjustment Date will be increased by an amount equal to the difference between the Interim Capital Expenditure Amount and the aggregate amount of the expenditures actually made by Company Group during the Interim Period for aggregate investments in productions and licenses and masters and capital expenditures in accordance with the Interim Operating Plan (or for alternative capital investments and expenditures approved by Buyer in Buyer’s sole discretion).

3.5  Section 116 Tax Certificate. Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and agrees that the payment of the portion of the Foreign Consideration to be paid to TLL for the Canadian Equity Interests (the “Canadian Consideration”) will be subject to the following terms and conditions:

(a)  If a certificate issued by the Minister of National Revenue under section 116 of the Income Tax Act (Canada) (a “Section 116 Certificate”) in respect of the sale of the Canadian Equity Interests to Buyer pursuant to this Agreement, specifying a certificate limit in an amount that is not less than the Canadian Consideration, is not delivered to Buyer on or before one Business Day before Closing, Buyer shall withhold from the Canadian Consideration an amount equal to the product obtained by multiplying (x) twenty-five percent (25%) by (y) the amount, if any, by which the Canadian Consideration exceeds the certificate limit in respect of the Section 116 Certificate, if any, that is delivered to Buyer in connection with the sale of the Canadian Equity Interests by TLL to Buyer pursuant to this Agreement (such withheld amount being the “Section 116 Amount”). Buyer shall deposit the Section 116 Amount in a segregated, interest bearing account mutually acceptable to Buyer and Seller. Any interest accrued on the Section 116 Amount shall be paid to Seller when the Section 116 Amount is paid to Seller or to the Receiver General for Canada as provided in the subsequent provisions of this Section 3.5.

(b)  If, prior to the twenty-eighth (28th) day of the month immediately following the end of the month in which the Closing occurs (the “Certificate Date”), TLL delivers to Buyer a Section 116 Certificate, Buyer shall promptly pay (and in any event within two Business Days) to TLL an amount equal to the lesser of (x) the Section 116 Amount and (y) the Section 116 Amount less twenty-five percent (25%) of the amount, if any, by which the Canadian Consideration exceeds the certificate limit specified in such Section 116 Certificate and, if the Canadian Consideration exceeds the certificate limit specified in such Section 116 Certificate, then on or promptly following the Certificate Date, Buyer shall pay (or cause to be paid) to the Receiver General for Canada twenty-five percent (25%) of the amount, if any, by which the Canadian Consideration exceeds the certificate limit specified in such Section 116 Certificate (and the amount so paid to the Receiver General for Canada will be credited to TLL as payment on account of the amount otherwise payable to TLL in respect of the Canadian Consideration and, after the payment of such amount to the Receiver General for Canada, Buyer shall not have any further obligation or liability to Seller in respect thereof).

(c)  If Buyer has withheld any amount payable to TLL as contemplated by Section 3.5(a) above and TLL fails to deliver a Section 116 Certificate to Buyer in accordance with Section 3.5(b) above, then on the thirtieth (30th) day of the month immediately following the end of the month in which the Closing occurs (the “Remittance Date”), the Section 116 Amount shall be remitted by Buyer to the Receiver General for Canada as contemplated by subsection 116(5) of the Income Tax Act (Canada), and the amount so remitted to the Receiver General for Canada will be credited to Buyer as payment on account of the Canadian Consideration otherwise payable to TLL and, after the payment of such amount to the Receiver General for Canada, Buyer shall not have any further obligation or liability to Seller in respect thereof; provided, however, that if the Canada Revenue Agency confirms to Buyer in writing on or before the Remittance Date that Buyer may continue to hold the Section 116 Amount until a later date without any adverse consequences to any Party of any kind (whether financial or otherwise), then Buyer will continue to hold that amount on the terms and conditions of this Section 3.5(c), and on the terms and conditions outlined in the written confirmation from the Canada Revenue Agency, if any, and the Certificate Date and the Remittance Date will be deemed to have been extended until that later date specified by the Canada Revenue Agency, it being understood and agreed that should Buyer continue to hold the Section 116 Amount as contemplated by this proviso, then upon receipt of a Section 116 Certificate, Buyer shall promptly (and in any event within two Business Days) make a payment to TLL, with the amount of such payment being determined in accordance with the terms of Section 3.5(b) above.

3.6  Contingent Amount.

(a)  Seller will have the right to receive a one-time payment in cash in an amount equal to 25% of the excess, if any, of the Net Equity Value as determined in accordance with this Agreement over $425,000,000 (the “Contingent Amount”), in accordance with the subsequent provisions of this Section 3.6. For the avoidance of doubt, if the Net Equity Value as determined in accordance with this Agreement is equal to or less than $425,000,000, the Contingent Amount will be zero, and Buyer will have no obligation to make any payment to Seller under this Section 3.6.

(b)  The right to receive the Contingent Amount will be deemed exercised (the date on which the first of the following events occurs, the “Exercise Date”): (i) on the date Seller delivers written notice to Buyer of exercise of its right to receive the Contingent Amount (an “Exercise Notice”), which will be irrevocable unless Seller and Buyer otherwise mutually agree, at any time during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date or (ii) on the date on which Buyer or any of its Affiliates enters into a binding agreement for the sale of all (but not less than all) of the equity or all or substantially all of the assets of the Post-Closing Company Group to a bona fide third party so long as such binding agreement is entered into after December 31, 2008 (a “Company Sale Transaction”). Buyer will provide written notice to Seller within five Business Days after a binding agreement for a Company Sale Transaction is executed. For purposes of clarification, (i) the execution of a binding agreement for the sale of all (but not less than all) of the equity or all or substantially all of the assets of Post-Closing Company Group to a bona fide third party on or prior to December 31, 2008 (and the consummation of any such sale) shall not result in a deemed exercise of the right to receive the Contingent Amount but such right shall survive any such event and the covenants set forth in Section 12.1 shall continue to apply, and (ii) if a Company Sale Transaction is terminated prior to consummation, the right to receive the Contingent Amount shall be reinstated and the covenants set forth in Section 12.1 shall apply (it being expressly acknowledged that any actions of Buyer taken in anticipation of consummation of, or in accordance with, the Company Sale Transaction shall not be deemed a breach or other violation of such covenants).

(c)  If the Exercise Date occurs as the result of the delivery of an Exercise Notice, then promptly following delivery of the Exercise Notice, Seller and Buyer will meet to determine the Net Equity Value. If Seller and Buyer cannot agree on the Net Equity Value within 30 days following the delivery of the Exercise Notice, either Seller or Buyer may demand that the Net Equity Value be determined by the appraisal process set forth below. Within 15 Business Days following a demand by either Seller or Buyer for appraisal, each of Seller and Buyer will appoint one appraiser, each of whom will be an investment banking firm or other appraiser with experience in valuing companies with businesses such as those conducted by Company and its Subsidiaries (an “Appraiser”). If only one Party appoints an Appraiser within such 15 Business Day period, then such Appraiser will make a determination of the Net Equity Value within 45 Business Days, and the Net Equity Value will be deemed equal to the amount determined in such appraisal. Otherwise, each of the two Appraisers appointed by Seller and Buyer will make a determination of the Net Equity Value within 45 Business Days. If the determination of the Net Equity Value in the higher of such appraisals is equal to or less than 110% of the lower of such appraisals, the Net Equity Value will be deemed to be equal to the arithmetic average of such two appraisals. If the higher of such appraisals is greater than 110% of the lower of such appraisals, those two Appraisers will jointly designate a third Appraiser within ten Business Days after completion of the two appraisals, who will make a determination of the Net Equity Value within 30 Business Days. The Net Equity Value will be deemed to be equal to the arithmetic average of the two appraisals of the three that are closest to each other or, if the appraisals are equidistant, the arithmetic average of all three appraisals. The determination of the Net Equity Value pursuant to this appraisal process will be binding on the Parties for all purposes, absent manifest error. Each of Seller and Buyer will pay the fees and expenses of the Appraiser appointed by it. If only one Appraiser is appointed or if a third Appraiser is appointed, each of Seller and Buyer will pay one-half of the fees and expenses of such Appraiser.

(d)  Payment of the Contingent Amount pursuant to an Exercise Notice will be made to Seller within 30 Business Days of the final determination of the Net Equity Value (subject to reasonable extension for obtaining necessary governmental consents, if any). Seller will pay all applicable Taxes, if any, arising as a result of the granting of the right to receive the Contingent Amount or the payment of the Contingent Amount. Payment of the Contingent Amount pursuant to a Company Sale Transaction will be made to Seller no later than the later to occur of (i) 30 Business Days after the final determination of the Net Equity Value (subject to reasonable extension for obtaining necessary governmental consents, if any) and (ii) five Business Days after Buyer’s (or its Affiliates’) actual receipt of the consideration to be received pursuant to the Company Sale Transaction with respect to any cash consideration received and ten Business Days thereafter with respect to any consideration received other than cash, provided that if Buyer (or its Affiliates) receives consideration on more than one date pursuant to a Company Sale Transaction, then Seller will be entitled to receive its Contingent Amount on a pro rata basis at the time of Buyer’s (or its Affiliates’) actual receipt of such consideration.

3.7  Additional Contingent Payment. On the date that is 150 days after the widespread theatrical release of the computer generated animated feature film currently titled “Everyone’s Hero” (such release date, the “E.H. Release Date”), Buyer will cause Company Group to pay Seller cash in an amount equal to the lesser of (a) $15,475,000, and (b) 75% of the amount of gross domestic box office receipts from the initial theatrical release in the United States and Canada of such film during the first 120 days after the E.H. Release Date (as reported in Variety, or if not so reported in Variety, as reported in a comparable publication reasonably selected by Buyer) in excess of $45,000,000 (the “E.H. Contingent Payment”). For the avoidance of doubt, if such reported box office receipts from such film during such period do not exceed $45,000,000, then the amount of the E.H. Contingent Payment will be zero, and no payment will be required to be made to Seller under this Section 3.7.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES REGARDING COMPANY GROUP

Seller represents and warrants to Buyer as follows, except as disclosed in the disclosure schedule accompanying this Agreement which is numbered to correspond to the section numbers in this Article 4 (the “Seller Disclosure Schedule”); provided that the inclusion of any fact, item, matter, circumstance, transaction or event in the Seller Disclosure Schedule referenced to a particular section number will, if the existence of the fact, item, matter, circumstance, transaction or event is reasonably apparent to be relevant to any other section of this Agreement, be deemed to be disclosed with respect to such other section, whether or not explicitly cross-referenced herein:

4.1  Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its Assets. Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its Assets or the conduct of its business as currently conducted requires such qualification, all of which jurisdictions are listed on Schedule 4.1. Company has delivered or otherwise made available correct and complete copies in all material respects of the Company’s Organizational Documents, minute books and stock records to Buyer for review.

4.2  Authorization; Validity.Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement is the valid and binding agreement of Company enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3  No Conflict or Violation. Except for obtaining the Australian Consents and as set forth on Schedule 4.3, neither the execution and delivery of this Agreement by Company, nor the consummation by Company of the transactions contemplated hereby, nor the compliance by Company Group with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of any Person in Company Group; (b) result in a breach of, or a default under, any provision of any Material Contract to which any Person in Company Group is a party or bound or to which any Assets or Equity Interests of any Person in Company Group are subject, or an event that, with notice, lapse of time, or both, would result in any such breach or default; (c) result in the creation of any Lien (other than Permitted Liens) on any Assets or Equity Interests of any Person in Company Group; or (d) result in a violation in any material respect by any Person in Company Group of any Law (or an event that with notice, lapse of time, or both would result in any such violation).

4.4  Approvals and Notices. Schedule 4.4 sets forth all notices and filings required to be made and all authorizations, declarations, consents, or approvals of any Governmental Authority or any other Person required to be obtained in order for the Parties to consummate the transactions contemplated by this Agreement, other than the Australian Consents.

4.5  Capitalization; Company Assets and Liabilities.

(a)  The authorized capital stock of Company consists of 4,000 shares of Company Common Stock, of which 2,150.55 shares are issued and outstanding, and 2,000 shares of Company Class A Common Stock, of which 88.235 shares are issued and outstanding. There is no other class or series of equity securities of Company outstanding. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are owned of record and beneficially by Seller, free and clear of Liens, other than restrictions under applicable Securities Laws. All issued and outstanding shares of Company Class A Common Stock are duly authorized, validly issued, fully paid and nonassessable, and are owned of record by Buyer (or one or more of its Subsidiaries). The issued and outstanding shares of Company Common Stock were not issued in violation of any preemptive or similar right of any Person and have not been transferred in violation of, and are not currently subject to, any right of first refusal or similar right of any Person. The issued and outstanding shares of Company Class A Common Stock were not issued in violation of any preemptive or similar right of any Person and to the Knowledge of Seller have not been transferred in violation of, and are not currently subject to, any right of first refusal or similar right of any Person. The issued and outstanding shares of Company Common Stock are not subject to any voting trust, proxy or other voting agreements or understandings with respect to the voting of the capital stock of Company. All issued and outstanding shares of Company Capital Stock have been issued in transactions exempt from registration under the Securities Laws, and Company has not violated any Securities Laws in connection with the issuance of any such shares. There are no declared or accrued unpaid dividends with respect to any shares of Company Capital Stock.

(b)  As of the Closing, Company will have no Assets or Liabilities other than 100% of the Equity Interests in IDTE and Liabilities that would be properly included on a consolidated balance sheet of IDTE and its Subsidiaries prepared in accordance with GAAP as of the Closing Date.

4.6  Subsidiaries; Investments. Except as set forth on Schedule 4.6, Company does not own, directly or indirectly, any Subsidiaries and does not, directly or indirectly, own any Equity Interests in any Person. Company has delivered or otherwise made available correct and complete copies of the Organizational Documents, minute books and ownership records of each Person in Company Group and correct and complete copies in all material respects of all documents governing the Equity Interests in any Equity Affiliate owned as of the Closing by any Person in Company Group to Buyer for review. The authorized capital stock, partnership interest, membership interest or other ownership interest (collectively, the “Equity Interests”), as applicable, both as of the date of this Agreement and as of the Closing Date, of each Person in Company Group and the owners thereof are set forth on Schedule 4.6. All of the outstanding Equity Interests of each Subsidiary of Company are duly authorized, validly issued, fully paid and nonassessable. All Equity Interests of each Subsidiary of Company are owned of record and beneficially as set forth on Schedule 4.6 and are free and clear of Liens, other than restrictions under applicable Securities Laws or other applicable foreign Laws. All Equity Interests of each Equity Affiliate owned by any Person in Company Group are owned of record and beneficially as set forth on Schedule 4.6 and, except as set forth on Schedule 4.6, are free and clear of Liens, other than restrictions under applicable Securities Laws or other applicable foreign Laws. As of the Effective Time, except as may have been created by Buyer or its Affiliates prior to the Closing or as may be required under employment agreements disclosed on Schedule 4.22 with respect to Equity Rights that may be created by Buyer or its Affiliates after the Closing, there will be no outstanding Equity Rights to acquire any Equity Interests of any Subsidiary of Company or Phantom Equity Rights with respect to any Subsidiary of Company. The outstanding Equity Interests of each Subsidiary of Company and, to the Knowledge of Seller, of each Equity Affiliate, were not issued in violation of any preemptive or similar right of any Person and have not been transferred in violation of, and are not currently subject to, any right of first refusal or similar right of any Person. The outstanding Equity Interests of each Subsidiary of Company and, to the Knowledge of Seller, of each Equity Affiliate, are not subject to any voting trust, proxy or other voting agreement or understanding with respect to the voting of such Equity Interests. All outstanding Equity Interests of each Subsidiary of Company and, to the Knowledge of Seller, of each Equity Affiliate, have been issued in transactions exempt from registration under the Securities Laws, and neither Company nor any Subsidiary of Company has violated any Securities Laws in connection with the issuance of any such Equity Interests. Each Subsidiary of Company is a Person duly organized, validly existing and in good standing under the laws of its place of formation. Each Subsidiary of Company has all requisite power and authority to own its Assets and to conduct its business as it is currently being conducted. Each Subsidiary of Company is duly qualified and authorized to transact business and is in good standing in each jurisdiction where such qualification is required to conduct its business as it is currently conducted, all of which jurisdictions are listed on Schedule 4.6.

4.7  Financial Statements. Schedule 4.7 sets forth the following financial statements of Company Group (collectively, the “Financial Statements”): (a) the unaudited consolidated balance sheet of IDTE and its Subsidiaries as of July 31, 2005 and the related unaudited consolidated statements of income, stockholder’s equity and cash flows for the Fiscal Year ended July 31, 2005; (b) the audited combined balance sheet of the Credit Group as of July 31, 2005, and the related audited combined statements of income, stockholder’s equity and cash flows for the Fiscal Year ended July 31, 2005 (including the notes thereto and other financial information contained therein), certified in each case by Ernst & Young LLP, the independent certified public accountants for IDTE and its Subsidiaries (the “Credit Group Financial Statements”); (c) the unaudited consolidated balance sheet of IDTE and its Subsidiaries as of January 31, 2006 and the related unaudited consolidated statements of operations and cash flows for IDTE and its Subsidiaries for the period from August 1, 2005 through January 31, 2006; and (d) the unaudited consolidated balance sheet of IDTE and its Subsidiaries as of March 31, 2006 (the “Interim Balance Sheet” and the date thereof, the “Interim Balance Sheet Date”) and the related consolidated statement of operations for IDTE and its Subsidiaries for the period from August 1, 2005 through the Interim Balance Sheet Date ((c) and (d), the “Interim Financial Statements”), in each case prepared by or on behalf of Company Group. The Financial Statements (A) conform to the books and records of IDTE and its Subsidiaries in all material respects, (B) fairly present in all material respects the financial position of IDTE and its Subsidiaries as of the dates indicated and the results of operations, retained earnings and (as applicable) cash flows for the respective periods indicated, and (C) were prepared in accordance with GAAP; provided that the Interim Balance Sheet and other Interim Financial Statements are subject to normal, recurring year-end audit adjustments (none of which are material, individually or in the aggregate, to the Knowledge of Seller) and may not include all footnote disclosure required by GAAP. Except as and to the extent reflected or reserved against in the Interim Balance Sheet, IDTE and its Subsidiaries did not as of the Interim Balance Sheet Date have any material Liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or otherwise and whether due or to become due (including any Liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits) required under GAAP to be reflected on the Interim Balance Sheet. For purposes of the preceding sentence, Liabilities or obligations will be deemed material if the aggregate amount thereof exceeds $5,000,000. Except as set forth on Schedule 4.7, since the Interim Balance Sheet Date, IDTE and its Subsidiaries have not incurred any Liability or obligation of any kind, in excess of an aggregate of $500,000, whether accrued, absolute, contingent, unliquidated or otherwise and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), other than (i) as expressly contemplated by this Agreement (including pursuant to any Contract that has been entered into in compliance with Section 7.4) or (ii) as provided in the Interim Operating Plan or the Supplemental Interim Operating Plans, and there has not been any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have a Company Material Adverse Effect.

4.8  Absence of Guarantees.No Person in Company Group is (i) a guarantor or otherwise liable for or obligated to assume any Liability or obligation of any other Person, or (ii) obligated in any way to provide funds in respect of any other Person, except in the case of either (i) or (ii), with respect to Company or any Subsidiary of Company.

4.9  Absence of Certain Changes or Events. Since the Interim Balance Sheet Date, except as disclosed in the Interim Financial Statements or as specifically contemplated by the Interim Operating Plan or the Supplemental Interim Operating Plans, there have been no events, changes, occurrences, developments or state of circumstances or facts that have had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.9, since the Interim Balance Sheet Date and except as contemplated by the Interim Operating Plan or the Supplemental Interim Operating Plans or in accordance with this Agreement, the businesses of Company Group have been operated in a manner consistent with the Ordinary Course of Business and no action has been taken by Seller or any Person in Company Group without the consent of Buyer that would have required the consent of Buyer under Section 7.4.

4.10  Accounts Receivable.The accounts receivable of Company Group (collectively, the “Accounts Receivable”) are (a) validly existing, (b) enforceable by Company Group in accordance with the terms of the instruments or documents creating them, (c) owned by Company Group free and clear of all Liens other than Permitted Liens, (d) in accordance with all Contracts and (e) collectible pursuant to their terms within one year after the Closing Date at the full recorded amount thereof less any allowance for uncollectible accounts receivable and allowance for estimated sales returns that is reflected in the Interim Balance Sheet. The Accounts Receivable represent monies due for, and have arisen solely out of, bona fide performance of services and other business transactions in the Ordinary Course of Business. There are no refunds, discounts or other adjustments payable with respect to any such Accounts Receivable other than as reflected on the Interim Balance Sheet, and there are no defenses, rights of set-off, counterclaims, assignments, restrictions, conditions or Liens (other than Permitted Liens) enforceable by third parties on or affecting any Accounts Receivable. Schedule 4.10 contains a true, correct and complete list of the Accounts Receivable of Company Group as of the last day of the month that is at least 30 days immediately preceding the month in which this Agreement is executed, categorizing each by its age (i.e., 1-30 days old, 31-60 days old, 61-90 days old, or over 90 days old), except for Accounts Receivable from Twentieth Century Fox Home Entertainment, Inc. arising from services performed under the Manufacturing and Physical Distribution Services Agreement dated as of May 1, 2004, for which there is no categorization by age.

4.11  Personal Property. Schedule 4.11 contains a true and correct list and a description (including serial number and vehicle registration or tag number) of all motor vehicles owned or leased by Company Group (the “Vehicles”) indicating, with respect to each, those that are owned by Company Group and those that are leased by Company Group. Schedule 4.11 contains a true and correct list of all leases (other than leases with respect to copy machines and Pitney Bowes and similar machines and equipment that are not material to the operation of the businesses of Company Group) pursuant to which Company Group leases any personal property (the “Personal Property Leases”). Each Personal Property Lease, a true and complete copy of which has been delivered by Company to Buyer, is in full force and effect and there is no existing default or event of default, real or claimed, by Company Group or, to the Knowledge of Seller, by any other party thereto, or any event that, with notice or lapse of time or both, would constitute a default under any Personal Property Lease by Company Group or, to the Knowledge of Seller, by any other party thereto.

4.12  Real Property.Company Group does not own any real property. Schedule 4.12 contains a true and correct list of each real property location where Company Group occupies premises either through a lease or sublease (the “Leased Real Property”). Company Group has good and valid leasehold interests (or sublease interests, if applicable) with respect to all of the Leased Real Property leased (or subleased, as applicable) by it, free and clear of all Liens, except for Permitted Liens and except as disclosed on Schedule 4.12. Schedule 4.12 contains a true and correct list of all leases or subleases (and, in the case of subleases, all leases under which such Leased Real Property is subleased) pursuant to which Company Group leases or subleases the Leased Real Property and any amendments, extensions, and renewals thereof (the “Real Property Leases”), and Schedule 4.12 indicates whether (a) Seller, any Affiliate of Company Group or any Related Party has any material direct or indirect interest in such Real Property Leases and (b) Company Group is a sublessee under any such Real Property Lease and, if so, whether there exist any non-disturbance agreements with respect to Company Group’s rights as a sublessee (each, a “Non-Disturbance Agreement”). Each Real Property Lease and Non-Disturbance Agreement, true and complete copies of which have been delivered by Seller to Buyer, is in full force and effect and will continue to be in full force and effect following the consummation of the transactions contemplated hereby, and there is no existing default or event of default, real or claimed, by Company Group or, to the Knowledge of Seller, by any other party thereto, or any event that, with notice or lapse of time or both, would constitute a default thereunder by Company Group or, to the Knowledge of Seller, by any other party thereto. The Leased Real Property constitutes all of the real property, buildings and improvements used by Company Group in its businesses and is reasonably suitable in all material respects for the purposes for which it is presently used. The Leased Real Property is supplied with utilities and other services necessary for the operation thereof. The Leased Real Property has been maintained in accordance with normal industry practice. The Leased Real Property has received all approvals of Governmental Authorities (including permits) required to be obtained by Company Group and, to the Knowledge of Seller, required to be obtained by the landlord of any Leased Real Property in connection with the occupation and operation thereof and has been occupied, operated and maintained in accordance with all applicable Laws. There are no oral agreements, waivers or forbearance programs in effect as to any Real Property Lease.

4.13  Contracts.

(a)  Schedule 4.13 contains a correct and complete list of the following Contracts (other than the Personal Property Leases and the Real Property Leases) to which any Person in Company Group is a party:

(i)  Contracts that require or could reasonably be expected to require any party thereto to pay $300,000 or more in any year or $750,000 or more in the aggregate; provided, however, that for purposes of this clause (i), the following Contracts shall not be deemed to be a Material Contract:

1)  Contracts with respect to the computer generated animated feature films currently titled, “Everyone’s Hero,” “Space Chimps,” “Sheepish,” “Mean Margaret” and “Un Earth,” pursuant to which any party has spent or committed to spend less than $100,000;

2)  Contracts with respect to any proprietary productions of Company Group, other than the feature films specified in (1) above, pursuant to which any party has spent or committed to spend less than $300,000;

3)  Contracts with respect to grants by Company Group of distribution rights outside the United States providing for a minimum guaranteed payment of less than $60,000; and

4)  Contracts with respect to rights licensed from any third party by Company Group covering any production that accounted for annual sales of less than $500,000 in each of the Fiscal Year ended July 31, 2005 and the 10-month period ended May 31, 2006 and that provided for payment of less than $200,000 as an advance.

(ii)  Contracts that are between any Person in Company Group, on the one hand, and Seller or any Related Party of Seller (other than any Person in Company Group), on the other hand;

(iii)  Contracts that are between any Person in Company Group and any Governmental Authority;

(iv)  Contracts under which Company Group is restricted in any material respect from providing services to customers or potential customers in any geographic area, during any period of time or in any segment of a market (other than pursuant to customary license, distribution and foreign sales contracts that have been entered into by any Person in Company Group in the Ordinary Course of Business) ((i) through (iv) collectively, the “Material Contracts”).

(b)  Except as set forth on Schedule 4.13, all Material Contracts are in full force and effect and will continue to be in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. Company Group is not in default under any Material Contract, nor has any event occurred that with the passage of time or giving notice or both would result in Company Group being in default under any of the terms of any Material Contract nor is there any basis for any claim against Company Group in connection with any Material Contract. Without limiting the foregoing, Company Group has not received any written notice or, to the Knowledge of Seller, any threat of notice, of noncompliance by Company Group with respect to any Material Contract.

(c)  No customer has given any written notice to Company Group or, to the Knowledge of Seller, threatened to discontinue or to reduce significantly purchases of goods or services under or default under or terminate any Material Contract with Company Group, whether as a result of the transactions contemplated by this Agreement or otherwise.

4.14  Intellectual Property. Schedule 4.14 contains a correct and complete list of the following Intellectual Property: all registrations, applications or similar filings (whether United States or foreign) with respect to any proprietary patents, trademarks, trade names, service marks, copyrights, designs, artwork, and inventions that are material to the business of Company Group as presently conducted, indicating in each case the name of the applicant, the date of registration, application or issuance and the relevant jurisdictions; all domain names that are material to the operation of the business of Company Group as presently conducted or that pertain to Material Contracts; and all computer software licensed by Company Group from third parties other than commercially available software under a standard “shrink-wrap” license and other than software that is not material to the business of Company Group as presently conducted. There is no pending or, to the Knowledge of Seller, threatened infringement or other adverse claim against the rights of Company Group with respect to any Intellectual Property used by Company Group in its business. Company Group has not been charged with or, to the Knowledge of Seller, been threatened to be charged with, nor is there any reasonable basis for any charge of, infringement or other violation of, nor has Company Group infringed, nor is it infringing, any Intellectual Property of any Person in connection with the operation of Company Group’s businesses as presently conducted. Company Group owns, has licensed or otherwise has the right to use all Intellectual Property reasonably necessary for the conduct of its businesses as presently conducted. The consummation of the transactions contemplated by this Agreement will not alter or impair any of such rights with respect to any Intellectual Property. To the Knowledge of Seller, all software used in Company Group’s businesses is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient manner, conforms to the stated specifications thereof, and, with respect to software owned by Company Group, the applications can be recreated from their associated source codes. Company Group owns all necessary rights to any domain names used in the conduct of Company Group’s businesses.

4.15  Tax Matters. Except as set forth on Schedule 4.15:

(a)  All Tax Returns required to be filed under applicable Laws by or on behalf of any Person in Company Group for periods ending before the Closing Date have been, to the extent required to have been filed before the date hereof, or will have been, to the extent required to be filed on or before the Closing Date, as applicable, filed when due in accordance with all applicable Laws, and there are no pending audits of such Tax Returns or continuing Liabilities under any previously audited Tax Return.

(b)  All such Tax Returns are true and accurate in all material respects as they relate to Persons in Company Group, and copies of each such Tax Return filed by any Person in Company Group in the last three years have been provided to Buyer and copies of all other filed Tax Returns have been made available to Buyer.

(c)  Each Person in Company Group has paid all Taxes due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate Taxing Authority all Taxes that it is required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party, and Seller has paid all Taxes due and owing with respect to income derived from its status as Seller.

(d)  Each Person in Company Group has disclosed on its federal Income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal Income Tax within the meaning of Code Section 6662.

(e)  No claim has been made by a Taxing Authority in a jurisdiction where any Person in Company Group does not file Tax Returns that any Person in Company Group is or may be subject to taxation by that jurisdiction. There are no foreign, federal, state or local Tax audits or administrative or judicial proceedings pending or being conducted with respect to any Person in the Company Group.

(f)  No information related to Tax matters has been requested by any foreign, federal, state or local Taxing Authority (other than routine requests for information and other correspondence from Taxing Authorities in the Ordinary Course of Business) and no written notice indicating an intent to open an audit or other review has been received by Seller or any Person in Company Group from any foreign, federal, state or local Taxing Authority.

(g)  There are no unresolved claims concerning any Person in Company Group’s Tax liability. No waivers of statutes of limitation have been given or requested with respect to any Person in Company Group in connection with any Tax Returns covering any Person in Company Group.

(h)  No Person in Company Group has executed or entered into a closing agreement pursuant to Code Section 7121 or any predecessor provision thereof or any similar provision of any applicable Law; no Person in Company Group has agreed to or is required to make any adjustments pursuant to Code Section 481(a) or any similar provision of any applicable Law by reason of a change in accounting method initiated by any Person in Company Group. The IRS has not proposed any such adjustment or change in accounting method. There is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of any Person in Company Group.

(i)  No Person in Company Group has made an election under Code Section 341(f).

(j)  No Person in Company Group is liable for the Taxes of another Person under Treasury Regulation 1.1502-6 or (except as a withholding agent) otherwise.

(k)  No Person in Company Group is a party to any Tax Sharing Agreement, other than any Tax Sharing Agreement a correct and complete copy of which has been provided to Buyer and which will be terminated as provided in Section 11.6.

(l)  No Person in Company Group has made any payments or is obligated to make any payments nor is it a party to an agreement that could obligate it to make any payments that would not be deductible under Code Section 280G.

(m)  No Assets of any Person in Company Group are subject to any Liens in respect of Taxes except Permitted Liens.

(n)  No Person in Company Group has been the subject of a Tax ruling that would have any continuing effect after the Closing, nor has any Person in Company Group granted a power of attorney with respect to any Tax matters that would have a continuing effect after the Closing.

(o)  No Person in Company Group has been constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)  No Person in Company Group has had any (i) “excess loss accounts” or (ii) “deferred gains” with respect to any “deferred intercompany transactions” within the meaning of the Treasury Regulations under Section 1502 of the Code.

(q)  Schedule 4.15 sets forth the common parent company of each affiliated, consolidated, combined or unitary group of which any Person in Company Group has been a member for purposes of any Federal Tax Return or Combined Tax Return and the relevant time period during which such Person was a member of such group.

(r)  Seller has caused Manga Entertainment Limited, a private company limited by shares incorporated under the Laws of England and Wales, to duly and timely make a “check-the-box” election for United States federal Income Tax purposes.

4.16  Employee Benefit Plans.

(a)  Schedule 4.16 sets forth a correct and complete list of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all other written employee programs, arrangements or agreements, all medical, vision, dental or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Company Group or any ERISA Affiliate for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Company Group and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Company Group are eligible to participate (collectively, the “Company Benefit Plans”). Any of the Company Benefit Plans that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is so identified on Schedule 4.16 and is referred to herein as a “Company ERISA Plan.” Except as set forth on Schedule 4.16, no Company Benefit Plan is subject to Section 302 of ERISA or Section 412 of the Code and none of Company Group or any ERISA Affiliate has had any obligation or liability, during the six-year period prior to the Closing Date, under any plan that is or was subject to Section 302 of ERISA or Section 412 of the Code. Except as set forth on Schedule 4.16, no Company Benefit Plan is sponsored or maintained by Company Group with respect to any employees of Company Group in the United States. Current and complete copies of each Company Benefit Plan or, where such Company Benefit Plan is unwritten, written summaries of the terms thereof, have been provided to Buyer.

(b)  All Company Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Code, and any other applicable Laws. Each Company Benefit Plan has been operated in all material respects in accordance with its terms. Each Company ERISA Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or, if such plan is a prototype plan eligible for reliance on an IRS opinion letter issued to the prototype plan sponsor, a current IRS opinion letter has been issued with respect to such prototype plan). Except as set forth on Schedule 4.16, none of Company Group or any ERISA Affiliate has contributed to or been required to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA, none of Company Group or any ERISA Affiliate has incurred any “withdrawal liability” as defined in ERISA Section 4201 et seq., and there has been no “reportable event” (as defined in ERISA Section 4043) or event described in ERISA Sections 4041, 4042, 4062 (including 4062(e)), 4063, 4064 or 4069 with respect to any plan maintained by Company Group or any ERISA Affiliate. To the Knowledge of Seller, none of Company Group or any ERISA Affiliate or any fiduciary with respect to any Company Benefit Plan has engaged in a transaction with respect to any Company Benefit Plan or any other plan maintained by Company Group or any ERISA Affiliate that, assuming the taxable period of such transaction expired as of the date hereof, could subject Company Group to a material Tax, penalty, or other liability under Title I of ERISA, Section 4972 of the Code, or Sections 4975 through 4980B of the Code, inclusive. There are no pending or, to the Knowledge of Seller, threatened actions or claims against Company Group with respect to any Company Benefit Plan other than claims for benefits in the normal course.

(c)  Except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law (“COBRA”), Company Group does not have any liability for health or life benefits for any former employees (including retirees) or their dependents under any of the Company Benefit Plans or otherwise other than as set forth on Schedule 4.16. No trust under Code Section 501(c)(9) is maintained by Company Group or any ERISA Affiliate with respect to any Company Benefit Plan.

(d)  All contributions, premiums and payments required to be made by Company Group under the terms of any Company Benefit Plan on or before the Closing Date have been made prior to the Closing Date. All amounts properly accrued to date as Liabilities of Company Group under or with respect to each Company Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of the Company Benefit Plan have been recorded on Company Group’s books.

(e)  Except as disclosed on Schedule 4.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Company Group under any Company Benefit Plan or otherwise, (ii)  increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(f)  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement or employment agreement) of employees and former employees of Company Group and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

(g)  All employees of Company Group who are eligible to participate in any Company Benefit Plan pursuant to the terms of such Company Benefit Plan or pursuant to applicable Law have been and are permitted to so participate.

(h)  True and complete copies of the current plan document and any subsequent amendments, the current trust agreements, the most recent summary plan description and any subsequent summaries of material modifications, the annual reports (Form 5500) filed for the most recent three years prior to Closing, the most recent audited financial statements, the current determination or opinion letter, and written summaries of unwritten plans, for each Company Benefit Plan have been provided to Buyer.

(i)  To the Knowledge of Seller, based upon the requirements of Section 409A of the Code and the guidance issued by the IRS, including Notice 2005-1 and the proposed regulations published on October 4, 2005, except as set forth on Schedule 4.16, each Company Benefit Plan that is a “nonqualified deferred compensation plan” as defined in Section 409A(d)(1) of the Code is and has been operated in material compliance with Code Section 409A.

(j)  Schedule 4.16 sets forth each employee benefit plan, program or arrangement for retirement, welfare benefits, and other group insurance benefits covering employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of Company Group who are not employed in the United States (the “Non-US Company Benefit Plans”), other than those required and provided pursuant to applicable Laws. Current and complete copies of each Non-US Company Benefit Plan or, where oral, written summaries of the terms thereof, have been provided to Buyer, other than those required and provided pursuant to applicable Laws. All Non-US Company Benefit Plans are in compliance in all material respects with all applicable Laws, and there exists no default or violation by Company Group in relation to any Non-US Company Benefit Plans. None of the Non-US Company Benefit Plans provide for benefit increases or the acceleration of, or an increase in, any funding obligations that are contingent upon or will be triggered by the transactions contemplated in this Agreement. All employee and employer payments, contributions and premiums required to be remitted, paid to or in respect of each Non-US Company Benefit Plan have been paid, contributed or remitted in a timely fashion in accordance with its terms and all applicable Laws, and no taxes, penalties or fees are owing under or in relation to any Non-US Company Benefit Plan. All employee data necessary to administer each Non-US Company Benefit Plan is in the possession of Company Group or its agents and is in a form that is sufficient for the proper administration of each Non-US Company Benefit Plan in accordance with its terms and all applicable Laws, and such data is complete and correct. Except as required by applicable Laws, no Non-US Company Benefit Plan provides medical or health benefits beyond retirement or other termination of service to any employee or former employee or to the beneficiaries or dependents of any such employee, other than as set forth on Schedule 4.16. None of the Non-US Company Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the Non-US Company Benefit Plan or any insurance contract relating thereto.

4.17  Assets.Except as disclosed in Schedule 4.17 or as disclosed or reserved against in the Financial Statements, Company Group has good and marketable title to all of its owned Assets that are material to its businesses, subject only to Permitted Liens, and has a valid leasehold interest to all of its leased Assets that are material to its businesses, subject only to Permitted Liens. Except as disclosed on Schedule 4.17, the Assets of Company Group include all Assets reasonably required to operate the businesses of Company Group as presently conducted. Except as disclosed in Schedule 4.17, all of the Assets owned or used by Company Group in its businesses, and all material Assets paid for by Company Group at any time and not disposed of in the Ordinary Course of Business, are located on the Leased Real Property.

4.18  Litigation.Except as set forth on Schedule 4.18, (a) there is no Litigation pending or, to the Knowledge of Seller, threatened in writing (or otherwise threatened and which threat is reasonably likely to result in the commencement of Litigation) against Company Group or its Assets or, to the Knowledge of Seller, any Related Party of Company Group in his or her capacity as such; and (b) Company Group is not subject to any Order, and there are no unsatisfied judgments against Company Group.

4.19  Compliance With Laws.Company Group is, and has conducted their businesses, in compliance in all material respects with all applicable Laws. The Persons in Company Group and their officers, directors and employees hold all material licenses, permits, registrations and other authorizations required to conduct in all material respects their businesses as conducted prior to the Effective Time, and all such material licenses, permits, registrations and other authorizations are valid and in full force and effect and will continue to be in full force and effect immediately following the consummation of the transactions contemplated by this Agreement. Company Group is in compliance in all material respects with all such material licenses, permits, registrations and authorizations. Company Group has not received any written notification or communication from any Governmental Authority (a) asserting that Company Group is not, or has not been (unless subsequently cured), in compliance in all material respects with any Law or (b) threatening to revoke any material license, permit, registration or authorization. Neither Company Group nor any director, officer, agent, employee or other person acting on behalf of Company Group has, in the course of acting for, or on behalf of, Company Group, (i) directly or indirectly used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, or any similar treaties of the United States; or (iv) directly or indirectly made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Governmental Authority (foreign or otherwise) or party official or employee.

4.20  Environmental Matters. Except as disclosed on Schedule 4.20:

(a)  Each of Company Group, Company Group’s current or former Assets or properties, Company Group’s use of any third party’s assets, the conduct of Company Group’s business and the performance of Company Group under its Contracts is and has been in compliance in all material respects with all applicable Environmental Laws. There is no Litigation pending, or to the Knowledge of Seller threatened, before any Governmental Authority or other forum in which Company Group, or any director, officer or employee of Company Group in his or her capacity as such, has been, or with respect to threatened Litigation may be, named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Pollutant, whether or not occurring at, on, under or involving an Asset or property owned, leased or operated by Company Group. To the Knowledge of Seller, there is no reasonable basis for any Litigation of a type described in the preceding sentence.

(b)  During the period of ownership or operation of any of its current properties, neither Company Group nor any other Person has used any of Company Group’s properties or any part thereof for the handling, treatment, storage or disposal of any Pollutants except in a manner that complies in all material respects with all applicable Environmental Laws, and there have been no releases, discharges, emissions or disposals of Pollutants in, on, under or affecting such Assets or properties by Company Group or, to the Knowledge of Seller, by any other Person, in any instance in violation of Environmental Law or which could create Liability for Company Group. Prior to the period of Company Group’s ownership or operation of any of its current or former Assets or properties, to the Knowledge of Seller, no Person used any of Company Group’s Assets or properties or any part thereof for the handling, treatment, storage or disposal of any Pollutants except in a manner that complies in all material respects with all applicable Environmental Laws and there were no releases of Pollutants in, on, under or affecting any such Assets or properties, in any instance in violation of Environmental Law or which could create Liability for Company Group. There is no condition existing on Company Group’s current, or to the Knowledge of Seller, former Assets or properties that requires remediation, removal, closure or other corrective action under any Environmental Laws, and, to the Knowledge of Seller, there is no reasonable basis under any Environmental Laws for remediation, removal, closure or other corrective action concerning any portion of any of Company Group’s current or former assets or properties.

(c)  All Pollutants generated, used, handled, stored, treated or disposed of (directly or indirectly) by Company Group have been released or disposed of in compliance with all applicable reporting requirements under all applicable Environmental Laws, and there is not any Liability or any reasonable basis for any Liability with respect to such release or disposal or reporting.

(d)  No Lien in favor of any Governmental Authority for Liability under or resulting from Environmental Laws, or damages arising from, or costs incurred by such Governmental Authority in response to, a release of Pollutants is now or has ever been filed against any of Company Group’s Assets.

4.21  Insurance. Company Group and its Assets of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are and have been, without lapse, continuously insured in such amounts and against such Losses, Liabilities, casualties or risks as are (a) usual in such companies and for such Assets and businesses, (b) required by any Law or (c) required by any Material Contract of Company Group; provided, however, that Seller is not making any representations or warranties regarding any directors and officers insurance coverage or the maintenance or coverage of any such insurance after the Closing. Schedule 4.21 contains a complete and accurate list of all insurance policies currently held or owned by Seller or Company Group relating to the businesses of Company Group now in force, and Schedule 4.21 indicates the name of the insurer, the type of policy, and the risks covered thereby, and, with respect to any such insurance policies that are solely for the benefit of or relate solely to the businesses of Company Group, the policy number, the term of the policy, the amount of the premiums, the amounts of coverage and of any deductible, and a description of all outstanding claims thereunder. Correct and complete copies of all policies of insurance that are solely for the benefit of or relate solely to the business of Company Group have been delivered to Buyer on or before the date of this Agreement. All policies of insurance covering Company Group are in full force and effect and enforceable in accordance with their terms, and, to the Knowledge of Seller, no insurer under such a policy is insolvent or otherwise experiencing difficulty that might adversely affect such insurer’s ability to pay claims. Company Group is not in default regarding the provisions of any such policy, including failure to make timely payment of all premiums due thereon, and Company Group has not failed to give any notice of potential claims or occurrences within the meaning of, or as required by, such policies. Company Group has not been refused, or denied renewal of, any insurance coverage, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, in connection with the ownership or use of their Assets or the operation of their businesses.

4.22  Employee and Labor Matters.

(a)  Prior to the date of this Agreement, Seller has delivered to Buyer a materially complete and correct list of all employees of Company Group as of the date indicated on such list showing for each such employee: (i) his or her position and title; (ii) his or her date of hire and, if different, deemed date of hire (for service credits in connection with employee benefit plans); (iii) his or her salary; (iv) his or her unpaid wages owed; (v) any bonuses paid to him or her with respect to the Fiscal Year ended July 31, 2005, or earned or promised to him or her with respect to the Fiscal Year ended July 31, 2006; (vi) setting forth separately any vested or unvested vacation, overtime, wages, personal time, bonuses or similar items; and (vii) indicating whether he or she has an employment agreement (the “Employee List”). Seller will deliver to Buyer an updated Employee List as of a date as close as reasonably practicable to the Closing Date, which will be updated to the Closing Date as promptly as practicable after the Closing Date.

(b)  Seller will provide to Buyer all available information on accrued but unused vacation time and other accrued but unused paid time off, including comp time credited for overtime or holidays worked, determined through the Closing Date for employees of Company Group (the “Accrued Unused PTO”). Subject to the subsequent provisions of this Section 4.22(b), Buyer will credit employees of Company Group with the Accrued Unused PTO provided by Seller as of the Closing Date; provided, however, that any accrual of vacation time or other paid time off after the Closing Date will be determined solely in accordance with Buyer’s policies. To the extent that Seller does not provide complete and accurate Accrued Unused PTO information for any employee of Company Group, Buyer will credit each such employee with (a) (i) one week of accrued and unused vacation time for all periods prior to and ending on December 31, 2005, plus (ii) that vacation time accrued by such employee under Seller’s vacation policies on or after January 1, 2006, through the Closing Date which remains unused through the Closing Date (to the extent that Seller provides such information to Buyer), plus (iii) that vacation time accrued by such employee under Buyer’s vacation policies for periods after the Closing Date, and (b) other paid time off accrued only to the extent documented and included by Seller in Accrued Unused PTO for purposes of determining Company Group Net Working Capital. The maximum vacation accrual and vacation time carry-over provisions of Buyer’s vacation policies will govern the maximum accrual and carry-over of any vacation time credited to employees of Company Group under this Section.

(c)  Company Group has paid, or set forth as an accrual on the Financial Statements, and performed in all material respects, all obligations when due with respect to its employees, consultants, agents, officers and directors, including the payment of any accrued and payable wages, severance pay, vacation pay, benefits and commissions.

(d)  Except as disclosed on Schedule 4.22, the employment of all employees of Company Group is terminable at will by Company Group without any penalty or severance obligation being incurred by Company Group except as required by applicable Laws. Except as disclosed on Schedule 4.22, there is no management, employment, severance, consulting, relocation or other agreement, contract or understanding between Company Group and any employee. Except as disclosed on Schedule 4.22, to the Knowledge of Seller, none of Company Group’s employees is subject to any covenant against competition or similar agreement that would limit his or her ability to participate in all aspects of Company Group’s businesses at any present or future location. Except as disclosed on Schedule 4.22, (a) Company Group is not and has not been within the last two years a party to, or subject to compliance with, any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association, and (b) no attempt to organize any of Company Group’s employees has occurred within the last two years, is pending or, to the Knowledge of Seller, has been proposed or threatened. Except as disclosed on Schedule 4.22, (a) Company Group has not had during the last two years any Equal Employment Opportunity Commission charges or other claims of employment discrimination or wrongful discharge made against it by any of its employees or any Wage and Hour Department investigations of Company Group with respect to its employees or independent contractors, and (b) Company Group has no currently pending or, to the Knowledge of Seller, threatened Equal Employment Opportunity Commission charges or other claims of employment discrimination or wrongful discharge made against it by any of its employees or Wage and Hour Department investigations of Company Group with respect to its employees or independent contractors. Except as disclosed on Schedule 4.22, none of the persons performing services for the Company Group are or have been during the last two years improperly classified as independent contractors or as being exempt from the payment of wages for overtime. Except as disclosed on Schedule 4.22, there have not been during the last two years and there are no pending or, to the Knowledge of Seller, threatened claims or actions against Company Group by any employee of Company Group, including under any workers’ compensation policy or long-term disability policy. Except as disclosed on Schedule 4.22, no employee or former employee of a non-U.S. Subsidiary of Company currently is receiving short-term disability or long-term disability benefits.

4.23  Related Party Transactions. Schedule 4.23 sets forth all Contracts between any Person in Company Group, on the one hand, and Seller or any Related Party of Seller (other than any Person in Company Group or Equity Affiliate), on the other hand (“Seller Group”), including all services provided by Seller Group to Company Group (all of which will be terminated as of the Closing Date unless otherwise noted in Schedule 4.23, subject to the provisions of Section 7.5(b)). Schedule 4.23 sets forth all products or services utilized by Company Group in, and that are material to, the conduct of its businesses as currently conducted that are provided to Company Group pursuant to a Contract between Seller Group and the supplier of such products or services or pursuant to a Contract between Company Group and such supplier that will be terminated or modified as a result of the transactions contemplated by this Agreement because Company Group will no longer be affiliated with Seller. Except as set forth on Schedule 4.23, there is no Contract in effect entered into by any Person in Company Group with any officer or director of any Person in Company Group, other than compensation, benefits and expense reimbursements paid or made in the Ordinary Course of Business. Except as set forth on Schedule 4.23, to the Knowledge of Seller, neither Seller nor any Related Party of Seller (other than a Person in Company Group) has any interest, directly or indirectly, in any Material Contract to which any Person in Company Group is a party, any interest in any properties or Assets owned or leased by Company Group or any interest in any competitor, supplier or customer of Company Group, other than a passive investment in any publicly traded securities of any such Person that does not represent more than five percent of the outstanding capital stock of such Person.

4.24  Bank Accounts; Powers of Attorney. Schedule 4.24 sets forth a list of all bank and brokerage accounts or any other account maintained at any financial institution by Company Group, together with a list of all authorized signatories for such accounts, and all safe deposit boxes maintained by Company Group, and all Persons authorized to gain access thereto. Schedule 4.24 also sets forth a list of all powers of attorney granted by Company Group.

4.25  No Brokers, No Person in Company Group has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and Company Group is not otherwise obligated to pay any such fee, commission or other payment, and there is no reasonable basis for any claim by any Person for the payment of such a fee, commission or other payment.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Seller represents and warrants to Buyer as follows, except as disclosed in the Seller Disclosure Schedule accompanying this Agreement which is numbered to correspond to the section numbers in this Article 5; provided that the inclusion of any fact, item, matter, circumstance, transaction or event in the Seller Disclosure Schedule referenced to a particular section number will, if the existence of the fact, item, matter, circumstance, transaction or event is reasonably apparent to be relevant to any other section of this Agreement, be deemed to be disclosed with respect to such other sections, whether or not explicitly cross-referenced herein:

5.1  Ownership of Company Equity Interests and Foreign Equity Interests.

IDT owns all right, title and interest (legal and beneficial) in and to the Company Equity Interests, free and clear of any and all Liens of any nature whatsoever, other than restrictions under applicable Securities Laws. TLL owns all right, title and interest (legal and beneficial) in and to the Foreign Equity Interests, in each case free and clear of any and all Liens of any nature whatsoever, other than restrictions under applicable Securities Laws. The assignment and delivery to Buyer of the Company Equity Interests and the Foreign Equity Interests will transfer to Buyer valid title and all beneficial rights thereto, free and clear of any and all Liens other than restrictions under applicable Securities Laws (and other than any imposed by Buyer or its creditors), and no Person will have as of the Closing any agreement or option or any right or privilege (whether preemptive or contractual) capable of becoming an agreement or option for the purchase of any of the Company Equity Interests or any of the Foreign Equity Interests.

5.2  Organization of Seller.IDT is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. TLL is a private limited company duly organized, validly existing and in good standing under the Laws of The Netherlands.

5.3  Authorization; Validity.Seller has all requisite power and authority, and has taken all action necessary, to duly execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement is the valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.4  No Conflict or Violation.Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor the compliance by Seller with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) result in a breach of, or a default under, any provision of any material Contract to which Seller is a party or bound or to which any Assets or Equity Interests of Seller are subject, or an event that, with notice, lapse of time, or both, would result in any such breach or default; (c) result in the creation of any Lien (other than Permitted Liens) on any Assets or Equity Interests of any Person in Company Group; or (d) result in a violation by Seller of any Law (or an event that with notice, lapse of time, or both would result in any such violation), except in the case of clauses (a), (b) or (d) where such violation, conflict, breach or default could not reasonably be expected to have a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

5.5  Approvals and Notices.Except as set forth on Schedule 4.4, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated by this Agreement, other than the Australian Consents.

5.6  No Brokers.Neither Seller nor any of its Affiliates has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and neither Seller nor any of its Affiliates is otherwise obligated to pay any such fee, commission or other payment, and there is no reasonable basis for any claim by any Person for the payment of such a fee, commission or other payment.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows, except as disclosed in the disclosure schedule accompanying this Agreement which is numbered to correspond to the section numbers in this Article 6 (the “Buyer Disclosure Schedule”); provided that the inclusion of any fact, item, matter, circumstance, transaction or event in the Buyer Disclosure Schedule referenced to a particular section number will, if the existence of the fact, item, matter, circumstance, transaction or event is reasonably apparent to be relevant to any other section of this Agreement, be deemed to be disclosed with respect to such other sections, whether or not explicitly cross-referenced herein:

6.1  Ownership of Stock Consideration.As of the date of this Agreement, Subsidiaries of Liberty own all right, title and interest (legal and beneficial) in and to the Stock Consideration, free and clear of any and all Liens of any nature whatsoever, other than restrictions under applicable Securities Laws. At the Closing, Buyer will own all right, title and interest (legal and beneficial) in and to the Stock Consideration, free and clear of any and all Liens of any nature whatsoever, other than restrictions under applicable Securities Laws. The assignment and delivery to Seller of the Stock Consideration will transfer to Seller valid title and all beneficial rights thereto, free and clear of any and all Liens other than restrictions under applicable Securities Laws (and other than any imposed by Seller or its creditors), and no Person has any agreement or option or any right or privilege (whether preemptive or contractual) capable of becoming an agreement or option for the purchase of any of the Stock Consideration.

6.2  Organization of Buyer. Liberty is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

6.3  Authorization; Validity. Buyer has all requisite power and authority, and has taken all action necessary, to duly execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement is the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.4  No Conflict or Violation. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor the compliance by Buyer with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Buyer; (b) result in a breach of, or a default under, any provision of any material Contract to which Buyer is a party or bound or to which any Assets or Equity Interests of Buyer are subject, or an event that, with notice, lapse of time, or both, would result in any such breach or default; or (c) result in a violation by Buyer of any Law (or an event that with notice, lapse of time, or both would result in any such violation), except where such violation, conflict, breach or default could not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement.

6.5  Approvals and Notices. Except for the filings required under the HSR Act, the ICA and the German Act Against Restraints of Competition, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the Parties to consummate the transactions contemplated by this Agreement.

6.6  No Brokers. Neither Buyer nor any of its Affiliates has entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any broker’s or finder’s fee or commission, or any other similar payment to any Person in connection with this Agreement or the transactions contemplated hereby, and neither Buyer nor any of its Affiliates is otherwise obligated to pay any such fee, commission or other payment, and there is no reasonable basis for any claim by any Person for the payment of such a fee, commission or other payment.

6.7  Accredited Investor. Buyer is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D under the Securities Act of 1933.

6.8  Restricted Securities. Buyer understands that the Company Equity Interests being acquired under this Agreement are characterized as “restricted securities” under the United States federal Securities Laws inasmuch as the Company Equity Interests are being acquired in a transaction not involving a public offering and that under such Laws such Company Equity Interests may be resold without registration under the Securities Act of 1933 only in certain limited circumstances. In the absence of an effective registration statement covering such Company Equity Interests or an available exemption from registration under the Securities Act of 1933, such Company Equity Interests must be held indefinitely.

6.9  Financing. Buyer has the financing necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

ARTICLE 7

COVENANTS AND OTHER MATTERS

7.1  Expenses. Except as otherwise provided in this Agreement, each of Seller and Buyer will be responsible for paying its own costs and expenses in connection with the transactions contemplated by this Agreement. All expenses of Company Group in connection with the transactions contemplated by this Agreement will be paid by Seller. Each of Buyer and Seller will pay one-half of the fees and expenses of Kane Reece Associates, Inc. in connection with preparing the valuation of Company Group used for purposes of allocating the Aggregate Consideration to the Company Equity Interests and to each of the Foreign Equity Interests as set forth on Schedule 2 and Schedule 3. Seller will pay $125,000 toward the cost of completing the audit of the Financial Statements of Company Group described in Section 4.7(a).

7.2  Commercially Reasonable Efforts. Except where a different standard of conduct is specifically contemplated by this Agreement (in which event such standard will apply), each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable (including using commercially reasonable efforts to cause the conditions to Closing set forth in Article 8 for which such Party is responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such documents and instruments and take or cause to be taken such other and further action as any other Party may reasonably request); provided that no Party will be required to dispose of or set aside any Assets or make any material payment to a third party other than its advisors in connection with the transactions contemplated by this Agreement and other than usual and customary regulatory filing fees payable to any Governmental Authority and reasonable, usual and customary fees and expenses related to obtaining any required third-party consents.

7.3  Financial Statements. Prior to the Closing Date, Seller will cause to be promptly prepared and delivered to Buyer unaudited financial statements for IDTE and its Subsidiaries for the three-month period and nine-month year-to-date period ending April 30, 2006, and unaudited financial statements for IDTE and its Subsidiaries for each calendar month ending at least 30 days prior to the Closing Date, in each case consisting of an unaudited consolidated balance sheet of IDTE and its Subsidiaries as of the last day of such period and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for IDTE and its Subsidiaries for the period covered thereby and in each case prepared in a manner consistent with the Interim Financial Statements.

7.4  Operation of Business Pending Closing. Seller (i) represents and warrants that from and after the Interim Balance Sheet Date it has operated, and caused Company Group to operate, the businesses of Company Group, and (ii) covenants and agrees that, absent Buyer’s prior written consent to the contrary (which consent, in the case of clauses (i) through (t) or (u) (only insofar as such clause (u) relates to any matter contemplated by clauses (i) through (t)) below, will not be unreasonably withheld or delayed, and in the case of all other clauses, may be granted or withheld in Buyer’s sole discretion) from and after the date of this Agreement to the Closing Date it will operate, and cause Company Group to operate, the businesses of Company Group (including in each case the imposition of any Liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or otherwise and whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits) or the disposition of any asset), in a manner consistent with the Ordinary Course of Business and in accordance with, and making the disbursements contemplated by, the Interim Operating Plan (as adjusted in the amounts and for the specific expenditures as set forth on Schedule 7.4), and in accordance with the Supplemental Interim Operating Plans, and it has not and will not, and has caused and will cause Company Group not to, do any of the following (except as otherwise specifically contemplated by the Interim Operating Plan, the Supplemental Interim Operating Plans, or this Agreement):

(a)  make any changes to the Organizational Documents of any Person in Company Group;

(b)  issue or sell any Company Equity Rights;

(c)  redeem, repurchase or otherwise reacquire any Company Equity Rights;

(d)  enter into or modify any agreement or other arrangement between Company Group, on the one hand, and Seller Group, on the other;

(e)  adopt or authorize any plans providing for the issuance of Company Equity Rights;

(f)  make any other changes to the capital structure of any Person in Company Group;

(g)  make any filing under bankruptcy or insolvency laws, or permit any filing made under such laws by a third party to remain unopposed for longer than 60 days;

(h)  enter into or amend any arrangement restricting the ability of any Person in Company Group (or purporting to restrict the ability of any equity holder of Company) from conducting business in any manner or in any geographic area except for geographic restrictions on VHS, DVD or theatrical distribution in the Ordinary Course of Business;

(i)  commence or settle any Litigation that will or could require the payment in excess of $200,000 or, in the case of the settlement of any such Litigation, any continuing material Liability on the part of any Person in Company Group;

(j)  enter into or amend any Contracts or other arrangements providing for the payment or receipt of consideration in excess of $300,000;

(k)  terminate the employment of any of Key Person, or take, or fail to take, any action that would permit a Key Person to terminate his or her employment for “good reason” as specified in any agreement relating to such Key Person’s employment;

(l)  enter into or modify any employment agreement;

(m)  enter into or modify any lease of real property, terminate any lease of real property or extend the term or otherwise amend or modify any lease of real property, in each case where such lease would be for a term continuing for more than one year after the Closing Date or would involve gross lease payments in excess of $200,000 annually or $500,000 in the aggregate;

(n)  secure any outstanding unsecured Indebtedness, provide any additional security for any outstanding secured Indebtedness or grant or suffer to exist any Lien on any property (other than Permitted Liens);

(o)  pay or satisfy any claims;

(p)  cancel any debts or waive any tangible or intangible claims or rights;

(q)  incur, assume or become obligated with respect to any item of Indebtedness or other long-term Liability (and any of which items of Indebtedness or Liabilities specifically contemplated by the Interim Operating Plan will be taken into account in determining the Cash Consideration Adjustments);

(r)  accelerate or prepay any outstanding Indebtedness;

(s)  make any advance or loan to employees, directors or officers other than customary and reasonable reimbursement of business expenses in a manner consistent with past practices or forgive any such loan previously made;

(t)  make any material change to Tax or accounting practices or enter into any material agreement or settlement with any Taxing Authority;

(u)  from the Interim Balance Sheet Date through the Closing Date (inclusive), pay any dividend or otherwise make any distribution from Company Group to Seller or any Affiliate of Seller (other than any Person in Company Group), including the Deposited Escrow Funds and any proceeds from the sale of Mainframe, except as contemplated by Section 3.3; or

(v)  enter into any Contract or arrangement to do any of the foregoing.

Notwithstanding anything contained herein to the contrary, the provisions of this Section 7.4 shall apply with respect to Mainframe only for the period from the Interim Balance Sheet Date through July 31, 2006, and the standard to be applied to covenants regarding Mainframe shall be based on commercially reasonable efforts of Seller.

7.5  Access to Information; Transition Matters.

(a)  Subject to the provisions of the Confidentiality Agreement and to applicable Laws, including any applicable Antitrust Laws, until the Closing or earlier termination of this Agreement Seller will, and will cause Company Group to, after receiving reasonable advance notice from Buyer, give Buyer reasonable access (during normal business hours) to the books and records of Company Group and to personnel of Company Group for the purpose of enabling Buyer to further investigate and inspect, at Buyer’s sole expense, the financial statements, business and operations of Company Group.

(b)  At the Closing, Seller and designated Subsidiaries of Buyer will enter into the Transition Services Agreement.

(c)  Subject to the provisions of the Confidentiality Agreement and to applicable Laws, from and after the Closing, Buyer will, and will cause Company Group to, after receiving reasonable advance notice from Seller, give Seller reasonable access (during normal business hours) to the pre-Closing books and records of Company Group and to personnel of Company Group to the extent reasonably requested by Seller for tax or financial accounting purposes or to the extent reasonably required in connection with any Litigation related to the period prior to the Closing.

7.6  Acquisition Proposals. Seller will not, and will not permit any of its Affiliates or any of their respective officers, directors or representatives to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to any merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of any substantial portion of the Assets or any Equity Interests of, any Person in Company Group. Seller will notify Buyer immediately if any such inquiries, proposals or offers are received by any of them or anyone on their behalf, indicating, in connection with such notice, the identity of the Person and the material terms and conditions of any such proposal or offer.

7.7  Antitrust Laws.

(a)  Each of Seller and Buyer have made an appropriate filing of all pre-merger notification and report forms pursuant to the HSR Act, and early termination of the waiting period imposed by the HSR Act has been received with respect to the transactions contemplated by this Agreement. Seller and Buyer will use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “Antitrust Division”) for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters; provided, that nothing contained in this Agreement will be deemed to preclude either Seller or Buyer from negotiating reasonably and in good faith with any Governmental Authority regarding the scope and content of any such requested information or documentation so long as such negotiations are conducted promptly and diligently. Seller and Buyer will use their respective commercially reasonable efforts to overcome, as promptly as reasonably practicable, any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over any Antitrust Law. Each of Buyer and Seller will keep the other Party promptly apprised of any communications with, and inquiries or requests for information from, any such Governmental Authority, including promptly providing to the other Party copies of any such written communications, and will consult with the other Party in advance of any meeting or conference with any such Governmental Authority (and to the extent permitted by the applicable Governmental Authority, give the other Party the opportunity to attend and participate in any such meeting or conference).

(b)  Each of the Parties will use its commercially reasonable efforts to resolve any objections that may be asserted by any Person with respect to the transactions contemplated by this Agreement under any Antitrust Law. In connection with the foregoing, if any Litigation is instituted or threatened to be instituted challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of the Parties will cooperate in good faith in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such Litigation and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including vigorously defending on the merits any Litigation through a final and nonappealable judgment.

(c)  Nothing in this Section 7.7 will require, or be construed to require, any Party to take any action that could, in the reasonable judgment of the board of directors of such Party, materially and adversely impact the economic or business benefits to such Party of the transactions contemplated by this Agreement.

(d)  Each of Seller and Buyer will pay one-half of any filing fees under the HSR Act. Buyer will pay its expenses and Seller will pay its expenses and the expenses of Company Group associated with complying with any requests for additional information or documentation received from the FTC or the Antitrust Division.

7.8  Notices and Consents. Seller will, or will cause Company Group to, give any notices to third parties and use their commercially reasonable efforts to obtain any third-party consents necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable, and will continue to cooperate with Buyer in obtaining any such consents that have not been received prior to the Closing, including all of the Australian Consents. Buyer will give any notices to third parties and will use its commercially reasonable efforts to obtain any third-party consents necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable, including all of the Australian Consents. Except for filings made under the HSR Act, which are covered by Section 7.7, each of the Parties will give any notices to, make any filings with, and use their commercially reasonable efforts to obtain any authorizations, consents, and approvals of any Governmental Authority required to be given or obtained in connection with the transactions contemplated by this Agreement as promptly as reasonably practicable (including pursuant to the German Act Against Restraints of Competition and the ICA), and each of Seller and Buyer will pay one-half of any filing fees required in connection with any such filings required to be made with any Governmental Authorities. Nothing in this Section 7.8 will require, or be construed to require, any Party to take any action that could, in the reasonable judgment of the board of directors of such Party, materially and adversely impact the economic or business benefits to such Party of the transactions contemplated by this Agreement.

7.9  Notification. Each party will give prompt written notice to the other Parties of any fact or condition that causes or constitutes a breach of any of the representations and warranties in this Agreement or that causes or could reasonably be expected to cause any condition to Closing contained in Article 8 to fail to be satisfied.

7.10  Indebtedness. Prior to the Closing, Company Group will not incur any Indebtedness (including any Indebtedness to Seller or any Related Party of Seller), except for the Company Group Existing Indebtedness as specifically contemplated by the Interim Operating Plan or the Supplemental Interim Operating Plans.

7.11  Employee Matters.

(a)  Except as set forth on Schedule 7.11, all Company Benefit Plans are maintained by Seller (the “Seller Benefit Plans”), and, subject to the requirements of ERISA or any other applicable Laws, from and after the Closing Date, employees of Company Group will no longer be entitled to participate in any of the Seller Benefit Plans and neither Buyer nor Company Group will be required to maintain or will assume any Liabilities under any of the Seller Benefit Plans from and after the Closing Date.

(b)  Seller will retain responsibility for offering and providing “continuation coverage” to any “qualified beneficiary” who is covered by a “group health plan” sponsored, maintained or contributed to by Seller as a U.S. Company Benefit Plan and who has experienced a “qualifying event” or is receiving such “continuation coverage” prior to or on the Closing Date, regardless of whether such “qualified beneficiary” is offered “group health plan” coverage by Buyer (either directly or through Company Group) from and after the Closing Date. “Continuation coverage,” “qualified beneficiary,” “qualifying event” and “group health plan” will have the meanings given to such terms under COBRA. Seller will defend, indemnify and hold harmless Buyer and Company Group from and after the Closing Date from and against any successor liability that any of them may incur under COBRA with respect to any “group health plan” sponsored, maintained or contributed to by Seller.

(c)  With respect to any employee benefits plans maintained or sponsored by Buyer (either directly or through Company Group) on the Closing Date, each employee of Company Group will be entitled to participate in such plans to the same extent as similarly situated employees of Buyer and will receive credit for such employee’s past service with Company Group as of the Closing Date for purposes of eligibility to participate and vesting under such plans to the same extent that such service was credited under the Company Benefit Plans on the Closing Date.

(d)  With respect to any employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or policy maintained or sponsored by Buyer (either directly or through Company Group) on the Closing Date, Buyer will (i) permit all employees of Company Group to enroll in such plans effective upon the Closing Date, regardless of any eligibility requirements or waiting periods, (ii) waive any pre-existing conditions and actively at-work exclusions, and (iii) credit all payments made for health care expenses during the current plan year of the applicable corresponding Company Benefit Plans for purposes of satisfying deductible, co-insurance and maximum out-of-pocket provisions for the balance of the current plan year of Buyer’s plans. In addition, all employees of Company Group will be covered under Buyer’s life insurance plans up to the coverage limits provided under such plans but without any need to provide evidence of insurability.

(e)  Buyer will cause to be made available from and after the Closing Date to employees of Company Group who were eligible to participate in the IDT Corporation 401(k) Savings Plan (the “Seller 401(k) Plan”) a 401(k) plan sponsored by Buyer (either directly or through Company Group) (the “Buyer 401(k) Plan”). The Buyer 401(k) Plan will accept direct and indirect rollovers of such employees’ account balances in the Seller 401(k) Plan, including direct rollovers of any outstanding employee loans under the Seller 401(k) Plan in kind.

(f)  Nothing expressed or implied in this Section 7.11 confers upon any employee of Company Group any rights or remedies of any nature or kind whatsoever under or by reason of any of the provisions of this Section 7.11, including any rights of employment or continued employment.

(g)  At the earliest possible time after the Closing Date, Seller will transfer to Buyer contributed but unused flexible spending account dollars (reflecting only medical expense reimbursement contributions and dependent care assistance contributions) and any contributed but unused transit dollars as of the Closing Date for employees of Company Group as of the Closing Date.

(h)  In accordance with the terms of the Seller 401(k) Plan, Company Group employees who otherwise are eligible to participate in the Seller 401(k) Plan will receive the applicable employer matching contribution to the Seller 401(k) Plan for the 2006 plan year if such employees are employed by Company Group on the Closing Date, and such employer matching contribution will be made only for compensation earned and employee salary reduction contributions made through the Closing Date.

(i)  If the employment of any employee of Company Group is terminated involuntarily (other than for Cause) at any time prior to six months after the Closing Date, Buyer will cause Company Group to pay severance to such employee in accordance with the severance policy set forth on Exhibit E (the “Short-Term Severance Policy”), provided that such employee executes a release of claims releasing Seller, Buyer and Company Group reasonably satisfactory to Buyer. Notwithstanding the preceding sentence, the Short-Term Severance Policy will not apply to any employee who has a right to severance pursuant to an employment agreement or to any employee who is offered a special severance package to remain employed by Company Group for a specific period of time after the Closing Date. For the avoidance of doubt, no employee who terminates employment with Company Group voluntarily or who is terminated for Cause after the Closing Date will be entitled to severance pursuant to the Short-Term Severance Policy. Beginning six months after the Closing Date, Buyer’s standard severance policy for employees of Company Group will apply to all continuing employees of Company Group (other than any employee who has a right to severance pursuant to an employment agreement).

7.12  Confidentiality. The existence and terms of this Agreement are subject to the terms of the Confidentiality Agreement.

7.13  Operations After June 30. Seller and Buyer have agreed on the supplemental interim operating plan for the month of July 2006 attached as Exhibit I (the “July Supplemental Interim Operating Plan”) and the Supplemental Interim Operating Plan for the month of August 2006 (and also specifically for the period from August 1, 2006 to August 15, 2006) attached as Exhibit J (the “August Supplemental Interim Operating Plan”). If the Closing occurs on or before the Termination Date, then (a) the Cash Consideration Adjustments will be calculated as of the Adjustment Date as if the Closing Date were June 30, 2006 and (b) further adjustments will be made to the Cash Consideration as of the actual Closing Date (and will be included in the Cash Consideration Adjustments under Section 3.2) to reflect that Buyer will be responsible for any operating cash shortfall (defined as cash expenditures less cash receipts, including any proceeds from the consummation of the transactions contemplated by the Mainframe Sale Agreement) of Company Group during the period from and including July 1, 2006 to and including the Closing Date, however funded, as a result of the operation of Company Group (a “Supplemental Period Cash Shortfall Amount”) if such operations are conducted in a manner consistent with the Supplemental Interim Operating Plans, including making the expenditures for investments in productions, licenses and masters, and capital expenditures on a line item basis as set forth in the Supplemental Interim Operating Plans (or for alternative investments and expenditures approved by Buyer in Buyer’s sole discretion). Any such amounts will be included in the Cash Consideration Adjustments under Section 3.2 or as an adjustment to the amount to be distributed to Seller as a partial repayment of intercompany debt to Seller under Section 3.3, without duplication; provided, however, that if any Supplemental Period Cash Shortfall Amount is funded with Indebtedness, then the amount of any Company Group Existing Indebtedness assumed by Buyer in excess of the amount of Company Group Existing Indebtedness as of the Adjustment Date as determined in accordance with the provisions of Section 3.2 will not be included in the Supplemental Period Cash Shortfall Amount for purposes of making further adjustments to the Cash Consideration or to the amount to be distributed to Seller as a partial repayment of intercompany debt to Seller. Any amount of the Supplemental Period Cash Shortfall Amount that increases the amount of the Cash Consideration will be deemed to be allocated to the Cash Consideration set forth on Schedule 3 and not to any of the Cash Consideration set forth on Schedule 2. If the provisions of Section 2.4 apply, then the business operations of the Canadian Retained Assets for the period from and after the First Closing until the Canadian Closing will be governed by the Management Agreement. Notwithstanding anything in the preceding provisions of this Section 7.13 or otherwise set forth in this Agreement to the contrary, if the First Closing does not occur within one Business Day after the date of execution of this Agreement, then the amount of the additional Cash Consideration Adjustments for the Supplemental Period Cash Shortfall Amount to be funded by Buyer pursuant to this Section 7.13 will be reduced by $16,500,000 (the “Reduction Amount”); provided, however, that, at Buyer’s option, the Reduction Amount may be treated as a reduction to the Stock Consideration (with each share of Class B common stock of Seller valued at $13.50 for such purpose), rounded to the nearest whole share, rather than as a reduction to the Cash Consideration, and provided further that if the total Supplemental Period Cash Shortfall Amount is less than the Reduction Amount, then the difference between the Reduction Amount and the Supplemental Period Cash Shortfall Amount will be a reduction to the Cash Consideration or to the Stock Consideration (determined as provided in the preceding provisions of this Section 7.13), at Buyer’s option.

7.14  Mainframe Sale. Prior to the Closing, TLL will transfer all proceeds received by TLL as a result of the consummation of the transactions contemplated by the Share Purchase Agreement dated July 19, 2006 between IDTE and TLL, on the one hand, and RNK Capital Limited Partnership, on the other hand (the “Mainframe Sale Agreement”), to a bank account of one or more Non-U.S. Persons that are Subsidiaries of TLL the Foreign Equity Interests of which will be acquired by Buyer, as designated by Buyer and reasonably acceptable to Seller, and, for the avoidance of doubt, in no event will the proceeds from the sale of Mainframe be included for purposes of determining Company Group Net Working Capital or used to repay any intercompany debt or otherwise transferred out of Company Group.

7.15  Lease Guaranty. Buyer will use its commercially reasonable efforts to cause the guaranty by Seller of the obligations of IDTE under the Airport Plaza Office Lease dated April 27, 2005, as amended, for the leased premises located at 2950 North Hollywood Way, Burbank, California, pursuant to the Guaranty of Lease dated April 27, 2005 (the “Burbank Lease Guaranty”) to be terminated with respect to any obligations related to the period after the Closing, on terms reasonably satisfactory to Seller, effective as of the Closing Date or as soon as reasonably practicable thereafter. If the Burbank Lease Guaranty has not been terminated prior to the Closing, then Buyer will continue to use its commercially reasonable efforts to cause the Burbank Lease Guaranty to be terminated as soon as reasonably practicable after the Closing and Buyer will indemnify Seller with respect to any Losses that Seller may incur as a result of continuation of the Burbank Lease Guaranty after the Closing in accordance with Section 10.1(c).

ARTICLE 8

CLOSING CONDITIONS

8.1  Conditions to Obligations of Buyer.

  Subject to the provisions of Section 2.4, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

(a)  Representations and Warranties. The representations and warranties set forth in Articles 4 and 5 shall be true and correct as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for changes specifically permitted or contemplated by this Agreement and except to the extent that any such inaccuracies have not had and are not reasonably likely to have a Company Material Adverse Effect, and Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying the accuracy of such representations and warranties.

(b)  Covenants. Seller and Company shall have complied with their covenants and agreements contained in this Agreement and shall have performed all of their obligations required to be performed on or prior to the Closing Date except to the extent that any such noncompliance or nonperformance has not had and is not reasonably likely to have a Company Material Adverse Effect, and Seller and Company shall have delivered to Buyer a certificate, dated the Closing Date, certifying such compliance and performance.

(c)  Assignment of Company Equity Interests and Foreign Equity Interests. Seller shall deliver to Buyer assignments and other appropriate instruments of transfer of all Company Equity Interests and Foreign Equity Interests duly executed by Seller, in form and substance reasonably satisfactory to Buyer, together with all certificates or other instruments representing or evidencing any Company Equity Interests and Foreign Equity Interests.

(d)  Consents. Seller (or any Person in Company Group, as applicable) shall have given notice to the third parties and shall have procured all of the material third-party consents (all of which are designated by an asterisk (*) to indicate that such consents are material and are a condition to Closing) set forth on Schedule 4.4, including those required from any Governmental Authority; provided, however, that the provisions of Section 2.4 shall apply with respect to the Australian Consents.

(e)  Absence of Injunctions. No permanent or preliminary Order by any Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, preventing consummation of the transactions contemplated by this Agreement as provided herein will be in effect, or permitting such consummation only subject to any condition or restriction that has or would have a Company Material Adverse Effect.

(f)  HSR Act Waiting Period. The waiting period under the HSR Act shall have expired or been terminated without any Governmental Authority taking any action to prevent the consummation of the transactions contemplated by this Agreement.

(g)  Adjustment Estimate. Seller shall have delivered the Adjustment Estimate to Buyer in accordance with Section 3.2(b).

(h)  Incumbency Certificates. Seller shall deliver to Buyer an incumbency certificate dated the Closing Date certifying the incumbency of all officers of Seller and any Affiliates of Seller who have executed this Agreement or any of the other Transaction Agreements. Such certificate shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Seller other than any officer whose incumbency or authority is certified.

(i)  Certificates of Existence. Where permitted under applicable Law, Seller shall deliver to Buyer a certificate of the Secretary of State, or similar office, of the jurisdiction of formation of each Person in Company Group, dated not more than 15 days before the Closing Date, stating that such Person is a corporation, limited partnership, limited liability company or other Person in existence and good standing under the laws of such jurisdiction.

(j)  Certified Copies of Resolutions. Seller shall deliver to Buyer copies, certified by the duly qualified and acting Secretary of Seller, of resolutions adopted by the board of directors of Seller approving this Agreement and the consummation of the transactions contemplated hereby.

(k)  No Adverse Enactments. There will not have been any action taken, or any Order enacted, promulgated, entered, issued, enforced or deemed applicable by any Governmental Authority, and there will be no Litigation pending, that (i) makes or could reasonably be expected to make this Agreement or the transactions contemplated by this Agreement illegal or imposes or could reasonably be expected to impose material damages or penalties in connection therewith; (ii) requires or could reasonably be expected to require the divestiture of a material portion of the business of (A) Buyer or any of its Affiliates, or (B) Company Group taken as a whole, if the transactions contemplated by this Agreement are consummated; (iii) imposes or could reasonably be expected to result in the imposition of limitations on the ability of Buyer effectively to exercise full rights of ownership of the Company Equity Interests or makes the holding by Buyer of any such Company Equity Interests illegal or subject to any materially burdensome requirement or condition; (iv) requires or could reasonably be expected to require Buyer or any of its Affiliates or any Person in Company Group to cease or refrain from engaging in any material business, including any material business conducted by any Person in Company Group, if the transactions contemplated by this Agreement are consummated; or (v) otherwise prohibits, restricts, or unreasonably delays consummation of the transactions contemplated by this Agreement or increases or could reasonably be expected to increase in any material respect the Liabilities or obligations of Buyer arising out of this Agreement or any of the transactions contemplated by this Agreement.

(l)  Delivery of Possession. Seller and Company shall deliver, or make provision to deliver, to Buyer possession and control of the Assets and the Leased Real Property of Company Group, including all documents, records, minute books, and all other financial records of each Person in Company Group (in hard copy or in electronic form based on the form in which such documents, books, records and data (financial or otherwise) are maintained by Seller and Company Group in the Ordinary Course of Business, it being acknowledged that the financial records of Company Group are maintained both in hard copy and electronic form in the Ordinary Course of Business), all at Seller’s sole cost and expense; provided, however, that to the extent that it is not reasonably practicable for Seller to deliver any documents, books, records or data (financial or otherwise) to Buyer at the Closing, then Seller will deliver all such items as soon as reasonably practicable after the Closing (all at Seller’s sole cost and expense notwithstanding any provision to the contrary contained in Section 13.13).

(m)  Pay Television License Agreement and First Look Agreement. Seller shall have caused to be delivered to Buyer a copy of the Pay Television License Agreement and the First Look Agreement duly executed by IDTE.

(n)  Transition Services Agreement. Seller shall have caused to be executed and delivered to Buyer a copy of the Transition Services Agreement.

(o)  No Company Material Adverse Effect. There will not have occurred since May 15, 2006 any event or series of events that have had or could reasonably be expected to have a Company Material Adverse Effect, other than any material adverse effect affecting either the industry of developing, producing or distributing computer generated animated feature films or live-action motion pictures for theatrical distribution or the industry of distributing content by VHS, DVD or other home video, in each case as a whole industry and in a manner not affecting Company Group disproportionately from other enterprises in such industry.

(p)  Resignation by Officers and Directors. As may be requested by Buyer, each of the officers and the current members of the board of directors of each Person in Company Group will execute and deliver to Buyer a resignation from all such positions held with any Person in Company Group to be effective on the Closing Date; provided, however, that Buyer will not request the resignation of any officer who has an employment agreement with a term extending beyond the Closing Date that has been disclosed on the Seller Disclosure Schedule.

(q)  Employment Agreements. IDTE or an appropriate Subsidiary shall have entered into an employment agreement with Sam Abraham on terms reasonably acceptable to Buyer and consistent in all material respects with the proposed terms disclosed by Buyer to Seller prior to execution of the Term Sheet. IDTE shall have exercised its option to extend the existing employment agreement between IDTE and Nick Foster, in accordance with the terms of such existing employment agreement.

(r)  Company Group Existing Indebtedness. Appropriate waivers shall have been obtained from the lenders under the Company Group Existing Indebtedness with respect to the transactions contemplated by this Agreement, including any waivers required with respect to anticipated changes in the management of Company Group effective as of the Closing, in form and substance reasonably acceptable to Buyer.

(s)  Manga Investment. The obligation of IDTE to invest an aggregate of $6,519,000 in content acquisitions and co-productions by June 10, 2006, in accordance with the terms of the Stock Purchase Agreement pursuant to which IDTE acquired the shares of Manga Entertainment Limited, shall have been satisfied.

(t)  IDT Netherlands Loan Agreement. The loan agreement between IDT Netherlands, B.V., Puerto Rico Branch (“IDT Netherlands”) and Mainframe Entertainment, Inc. (including, as applicable, its Subsidiaries, “Mainframe”) and the convertible note issued by Mainframe pursuant thereto shall have been cancelled (or such loan agreement shall have been treated in another manner reasonably acceptable to Buyer having the same economic effect).

(u)  MLB License Agreement. Written confirmation shall have been received (which confirmation may have been received by email) from Major League Baseball Properties, Inc. (“MLBP”) that the film “Everyone’s Hero” complies with the terms and conditions of the letter agreement dated October 21, 2004, after review of the film by MLBP pursuant to paragraph 3 of such letter agreement (and after all changes requested by MLBP based on a preliminary review of the film have been made).

(V)  Waiver of Net Asset Covenant. Seller shall have executed and delivered the waiver in the form attached as Exhibit F.

(c)  Other Documents. Seller and Company Group shall deliver to Buyer such other documents as Buyer may reasonably request.

8.2  Conditions to Obligations of Seller and Company. Subject to the provisions of Section 2.4, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

(a)  Representations and Warranties. The representations and warranties set forth in Article 6, if qualified by reference to materiality, shall be true and correct, and if not so qualified, shall be true and correct in all material respects as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except for changes specifically permitted or contemplated by this Agreement, and Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying the accuracy of such representations and warranties.

(b)  Covenants. Buyer shall have complied in all material respects with its covenants and agreements contained in this Agreement and shall have performed in all material respects all of its obligations required to be performed by it on or prior to the Closing Date, and Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying such compliance and performance.

(c)  Delivery of Stock Certificates. Buyer shall have delivered, or caused one or more of its Subsidiaries to deliver, to Seller one or more certificates representing the Stock Consideration (as the same may be adjusted pursuant to Section 7.13) duly endorsed (or accompanied by duly executed stock powers) for transfer to Seller or to the applicable Subsidiary of Seller that is the issuer of such Stock Consideration being redeemed.

(d)  Cash Consideration. Buyer shall have delivered to Seller the Cash Consideration set forth in Section 3.1, subject to the Cash Consideration Adjustments.

(e)  Partial Repayment of Intercompany Debt. The partial repayment of intercompany debt to Seller as provided in Section 3.3 shall have been made.

(f)  Absence of Injunctions. No permanent or preliminary Order by any Governmental Authority of competent jurisdiction, or other legal restraint or prohibition, preventing consummation of the transactions contemplated by this Agreement as provided herein will be in effect.

(g)  HSR Act Waiting Period. The waiting period under the HSR Act shall have expired or been terminated without any Governmental Authority taking any action to prevent the consummation of the transactions contemplated by this Agreement.

(h)  Incumbency Certificate. Buyer shall deliver to Seller an incumbency certificate dated the Closing Date certifying the incumbency of all officers of Buyer who have executed this Agreement or any of the other Transaction Agreements. Such certificate shall contain specimens of the signatures of each of such officers and shall be executed by an officer of Buyer other than any officer whose incumbency or authority is certified.

(i)  Certified Copies of Resolutions. Buyer shall deliver to Seller copies, certified by the duly qualified and acting Secretary of Buyer, of resolutions adopted by the board of directors of Buyer approving this Agreement and the consummation of the transactions contemplated hereby.

(j)  No Adverse Enactments. There will not have been any action taken, or any Order enacted, promulgated, entered, issued, enforced or deemed applicable by any Governmental Authority, and there will be no Litigation pending, that makes or could reasonably be expected to make this Agreement or any of the transactions contemplated by this Agreement illegal or imposes or could reasonably be expected to impose material damages or penalties in connection therewith.

(k)  Pay Television License Agreement and First Look Agreement. Buyer shall have caused to be delivered to Seller a copy of the Pay Television License Agreement and the First Look Agreement duly executed by Starz Entertainment Group LLC.

(l)  Transition Services Agreement. Buyer shall have caused to be executed and delivered to Seller a copy of the Transition Services Agreement.

Other Documents. Buyer shall deliver to Seller such other documents as Seller may reasonably request.

ARTICLE 9

TERMINATION

9.1  Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time by mutual written consent of the Seller and Buyer.

9.2  Termination by Seller or Buyer. This Agreement may be terminated and the transactions contemplated hereby may be abandoned (a) by either Seller or Buyer if the transactions contemplated by this Agreement shall not have been consummated by August 31, 2006 (the “Termination Date”), subject to the provisions of Section 2.4, or (b) by either Seller or Buyer if any Order described in Section 8.1(e) or Section 8.2(f) shall become final and non-appealable; provided, that the right to terminate this Agreement shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the transactions contemplated hereby to be consummated on or before the Termination Date.

9.3  Termination by Seller. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Seller if there has been a material breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement that, together with all such breaches, would prevent any of the conditions set forth in Section 8.2 from being satisfied (other than by waiver) prior to the Termination Date and that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Seller to Buyer.

9.4  Termination by Buyer. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by Buyer if there has been a material breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement that, together with all such breaches, would prevent any of the conditions set forth in Section 8.1 from being satisfied (other than by waiver) prior to the Termination Date and that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to Seller.

9.5  Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Article 9, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, that no such termination shall relieve any Party of any liability resulting from any willful breach of this Agreement or shall affect any provisions of this Agreement that specifically survive any termination of this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1  Indemnification by Buyer. Subject to the limitations set forth in this Article 10, Buyer will defend, indemnify and hold harmless (in such capacity, the “Indemnifying Party”), to the fullest extent permitted by Law, Seller and its Affiliates and their respective officers, directors, employees, representatives, agents, successors and assigns (in such capacity, an “Indemnitee”) from, against and in respect of any and all Losses arising from, or otherwise related to, directly or indirectly, any of the following:

(a)  any breach of any representation or warranty made by Buyer in this Agreement (as each such representation or warranty would be read if all qualifications as to materiality or words of similar import were deleted therefrom);

(b)  any breach or default in performance by Buyer of any covenant or other agreement in this Agreement; and

(c)  any other event, act, omission, condition, fact or circumstance first occurring, existing or arising after the Effective Time and relating to Company Group, except to the extent resulting from or arising out of a breach of any of the representations, warranties or covenants of Seller under this Agreement or to the extent otherwise subject to indemnification by Seller under this Agreement. As a clarification, the provisions of this Section 10.1(c) are intended to apply only to any Person in Company Group the ownership of which is acquired, directly or indirectly, by Buyer pursuant to this Agreement.

10.2  Indemnification by Seller.

(a)  Subject to the limitations set forth in this Article 10, Seller (in such capacity, an “Indemnifying Party”) will defend, indemnify and hold harmless, to the fullest extent permitted by Law, Buyer and Company Group and their Affiliates and their respective officers, directors, employees, representatives, agents, successors and assigns (each, in such capacity, an “Indemnitee”) from, against and in respect of any and all Losses arising from, or otherwise related to, directly or indirectly, any of the following:

(i)  any breach of any representation or warranty made by Seller in this Agreement (as each such representation or warranty would be read if all qualifications as to materiality or words of similar import were deleted therefrom; provided, however, that the materiality qualifier for determining Personal Property Leases to be set forth on Schedule 4.11, the expressly stated criteria for determining Material Contracts to be set forth on Schedule 4.13 and the materiality qualifiers for determining Intellectual Property to be set forth on Schedule 4.14 shall not be deemed deleted for purposes of determining the accuracy of such referenced Schedules, other than the representations contained in Section 4.15 as to which the provisions of Section 10.4 will apply;

(ii)  any breach or default in performance by Seller or, prior to Closing, Company, of any covenant or other agreement in this Agreement; and

(iii)  any failure to obtain any of the Australian Other Consents prior to the consummation of the Australian Closing.

(b)  Without limiting the generality of the foregoing provisions of Section 10.2(a), Seller, as the Indemnifying Party, will defend, indemnify and hold harmless, to the fullest extent permitted by Law, the Indemnitees specified in Section 10.2(a), from, against and in respect of any and all Losses arising from, or otherwise related to, directly or indirectly, any of the matters described on Schedule 10.2(b).

(c)  If any claim for indemnification from Seller arises under clause (i) of Section 10.2(a) and under clause (ii) of Section 10.2(a) or under any provision of Section 10.2(b), the rights of Buyer or any other Indemnitee specified in Section 10.2(a) to pursue its claim for indemnification from Seller under clause (ii) of Section 10.2(a) or under Section 10.2(b), as applicable, will continue in full force and effect notwithstanding the expiration of any Survival Period that may be applicable with respect to such claim under clause (i) of Section 10.2(a).

10.3  Survival. The representations and warranties made in this Agreement or in any other Transaction Agreement will survive the Closing for a period of 18 months from the Closing Date (the “Survival Period”), except that the representations and warranties in Sections 4.1, 4.2, 4.5, 4.6, 4.15, 4.16, 4.23, 4.25, 5.1, 5.2, 5.3, 5.6, 6.1, 6.2, 6.3 and 6.6 will survive the Closing until expiration of any statute of limitations applicable with respect thereto. The covenants of the Parties in this Agreement to be performed by their terms in whole or in part after the Closing will survive the Closing without limitation. Seller and Buyer shall promptly notify the other of any facts or other circumstances of which such Party becomes aware or has any Knowledge that could give rise to a claim for indemnification by such Party under this Agreement; provided, however, that the failure to receive prompt notice will not relieve any Indemnifying Party of its indemnification obligations to any Indemnitee except to the extent that the Indemnifying Party is materially prejudiced by such failure to receive timely notice. No Indemnifying Party will have any obligation to indemnify any Indemnitee pursuant to this Agreement with respect to any breach of a representation or warranty that survives the Closing for a limited period unless a notice of such breach describing in reasonable detail the facts thereof is given to the Indemnifying Party on or prior to the last day of the applicable Survival Period, except that if an Indemnitee has a reasonable basis to believe in good faith that an indemnifiable claim will arise within 180 days after the expiration of the applicable Survival Period and gives reasonably specific notice to the Indemnifying Party concerning such matter on or prior to the expiration of the applicable Survival Period, then all rights of such Indemnitee to seek indemnification with respect to such matter will survive the expiration of the applicable Survival Period for 180 days. If an Indemnifying Party is obligated to indemnify an Indemnitee against a particular breach, the indemnity obligation shall extend to all Losses, whether occurring before or after the Survival Period.

10.4  Tax Indemnification.

(a)  Seller will defend, indemnify and hold harmless the Indemnitees specified in Section10.2(a) with respect to any Losses arising from, or otherwise related to, any (i) Income Tax of any Person in Company Group to the extent related to a Pre-Closing Tax Period whether such Income Tax is due before, on or after the Closing Date, and any Income Tax with respect to income, gain or loss from the sale of the Company Equity Interests or the Foreign Equity Interests pursuant to this Agreement, (ii) Tax described in clause (ii) or clause (iii) of the definition of Tax, (iii) Tax of Buyer or any Person in Company Group resulting from a breach by Seller of the provisions of Section 4.15 (as each representation or warranty set forth in Section 4.15 would be read if all qualifications as to materiality or Knowledge or words of similar import were deleted therefrom) or Article 11, and (iv) payments made by Company Group prior to Closing or arising out of, as a result of or related to the transactions contemplated by this Agreement that would not be deductible under Section 280G of the Code (the sum of the amounts determined pursuant to clauses (i), (ii), (iii) and (iv) of this Section 10.4(a) being referred to as a “Buyer Tax Loss”).

(b)  Buyer will defend, indemnify and hold harmless the Indemnitees specified in Section 10.1 with respect to any Losses arising from, or otherwise related to, directly or indirectly, any Tax of any Person in Company Group other than any Buyer Tax Loss for which Seller is obligated to indemnify pursuant to Section 10.4(a).

10.5  Limitations.

(a)  Seller will have no obligation to indemnify any Indemnitee under Section 10.2(a) until all Indemnitees (as a group) have suffered Losses in the aggregate amount of $3,500,000 (the “Indemnification Threshold”) or more arising from, or otherwise related to, directly or indirectly, any of the items set forth in Section 10.2(a). After such Indemnitees (as a group) have suffered such Losses in the amount of the Indemnification Threshold or more, each such Indemnitee shall be entitled to indemnification for the amount of all Losses up to and in excess of the Indemnification Threshold, regardless of whether the claim with respect to such Losses arose prior to, concurrently with or after the point in time at which such Indemnitees (as a group) have suffered Losses in the amount of the Indemnification Threshold or more.

(b)  The indemnification obligations of Seller under Section 10.2(a) will not in the aggregate exceed the amount of $100,000,000.

(c)  If (i) any breach of any of Seller’s representations, warranties, covenants and agreements involves an intentional material misrepresentation or the commission of fraud by Seller or (ii) any act or omission or other matter relating to the period prior to Closing involves a claim for intentional material misrepresentation, fraud, or willful misconduct by Seller or any Person in Company Group, Buyer’s right to recover its Losses will not be limited in any manner, and Buyer will have all remedies available to it at law and in equity, notwithstanding anything to the contrary in this Agreement.

(d)  For the avoidance of doubt, the limitations set forth in Section 10.5(a) and (b) will not apply to any of Seller’s indemnification obligations under Section 10.2(b) or under Section 10.4.

(e)   Each Indemnitee will be required to use commercially reasonable efforts to mitigate, to the extent reasonably practicable, the amount of any Losses for which a claim for indemnification is made under this Article 10.

(f)  In no event will any Party be liable for indirect, special, consequential or punitive damages arising out of this Agreement, regardless of the form of action, whether in contract, warranty, strict liability or tort, including negligence of any kind, whether active or passive, and regardless of whether such Party knew of or was advised at the time of the possibility of such damages; provided, however, that in no event shall this provision be deemed to limit the right of any Party to claim Losses based on a reduction in value (which is specifically included in the definition of Losses) to the extent the Indemnitee proves such reduction in value has been caused by any breach or default referenced in Sections 10.1(a)-(c) or 10.2(a)(i)-(iii) or a condition or event referenced in Sections 10.2(b) or 10.4, it being expressly acknowledged that a Loss based on a reduction in value occurs only if and to the extent that as a result of such event or circumstance a potential purchaser of Post-Closing Company Group would be reasonably likely to request a reduction in the purchase price for Post-Closing Company Group.

(g)  No Party will be required to pay or reimburse any Indemnitee for any Taxes that may be payable as a result of any payment made pursuant to the provisions of this Article 10.

10.6  Confidentiality and Privilege.With respect to any third-party claim subject to indemnification under this Article 10, the Parties will cooperate in such a manner as to preserve in full, to the extent possible, the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that (i) such Party will use its commercially reasonable efforts, in respect of any third-party claim in which such Party has assumed or is participating in the defense, to avoid production of confidential information (consistent with applicable Law) and (ii) all communications between any Party and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

10.7  Certain Claims Covered by Insurance. With respect to Losses for which an Indemnitee is entitled to indemnification under this Article 10 that may be covered by insurance, such Indemnitee will be entitled to indemnification to the extent that the Indemnitee has not received proceeds from insurance applicable to such claim (including the amount of any applicable deductible). If an Indemnifying Party paid an Indemnitee for an indemnification claim under this Agreement and the Indemnitee subsequently receives insurance proceeds in respect of such indemnification claim, the Indemnitee will remit promptly to the Indemnifying Party who paid such indemnification claim the lesser of the amount so paid by the Indemnifying Party or the amount of such insurance proceeds actually received by such Indemnitee. To the extent that any Losses incurred by an Indemnitee would be covered by insurance maintained before or after the Closing by Seller, Company Group, Buyer or Post-Closing Company Group, then such Party will undertake to use its commercially reasonable efforts to cause the relevant insurance company to compensate such Losses and to cause any proceeds of insurance payable with respect to such Losses to be paid to the Indemnitee that incurred the Losses. For clarification purposes, if insurance maintained by Seller before or after the Closing would cover incidents on an “occurrence” basis rather than a “claims made” basis (for which Company Group is liable) that occurred prior to the Closing and a claim therefor either is (i) made prior to the Closing but has not been finally resolved prior to the Closing and continues after the Closing or (ii) made after the Closing against Buyer or Post-Closing Company Group, any insurance proceeds received in connection with such incident shall be paid to Post-Closing Company Group to the extent that Post-Closing Company Group has incurred Losses with respect thereto. Nothing herein shall be deemed to require any Person to maintain any such insurance from and after the Closing or to name any other Party as an additional insured under any such policy of insurance that is maintained.

10.8  Defense of Claims.

(a)   Except as provided in Section 11.7, the following procedures will apply with respect to the defense and settlement of any claim made by a third party that gives rise to a right on the part of an Indemnitee to be indemnified against resulting Losses in whole or in part under this Article 10 (a “Claim”). The Indemnifying Party will be entitled to assume and control the defense of any such Claim with counsel chosen by it and reasonably acceptable to the Indemnitee; provided, however, that Indemnifying Party will not be entitled to assume and control such defense (unless otherwise agreed to in writing by the Indemnitee) and will pay the reasonable fees and expenses of counsel retained by the Indemnitee if (i) the Claim for indemnification relates to or arises in connection with any criminal proceeding, (ii) the Claim seeks an injunction or equitable relief against the Indemnitee which, if successful, would materially adversely affect the business, financial condition, assets or properties of the Indemnitee, (iii) upon petition by the Indemnitee, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Claim or (iv) the Indemnitee reasonably believes that the Losses relating to the Claim could reasonably be expected to exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of this Article 10. Upon assuming such defense, the Indemnifying Party will have reasonable access to all documents and other information that may be in the possession of another Party or an Indemnitee and to any employees of another Party or Indemnitee to the extent reasonably requested by the Indemnifying Party in connection with the defense of the Claim. Each other Party and each Indemnitee will have the right to participate in such defense at its own expense and will use commercially reasonable efforts to cooperate with the Indemnifying Party in connection with the defense, compromise or settlement of any Claim, including making available all pertinent information and witnesses within its control at reasonable intervals during normal business hours. The Indemnifying Party will have the full right to enter into any compromise or settlement that is dispositive of any Claim; provided, that the Indemnifying Party will not settle or compromise any Claim without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld, delayed or conditioned, unless such settlement does not involve any obligation of the Indemnitee other than the payment of money for which the Indemnifying Party will indemnify the Indemnitee and includes an unconditional release of the Indemnitee from all liability in respect of such Claim. If the Indemnifying Party does not assume the defense of, or if after so assuming, the Indemnifying Party fails to defend, any Claim, then the Indemnitee may defend such Claim in such manner as the Indemnitee may reasonably deem appropriate (provided that the Indemnifying Party may participate in such defense at its own expense), and the Indemnitee will thereafter promptly inform the Indemnifying Party of all material developments related thereto. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, delayed or conditioned; provided, however, that if in the reasonable judgment of the Indemnitee it would be materially harmed or otherwise materially prejudiced by not entering into a proposed settlement or compromise and the Indemnifying Party withholds consent to such settlement or compromise, the Indemnitee may enter into such settlement or compromise, but such settlement or compromise will not be conclusive as to the existence or amount of the liability of the Indemnifying Party to any Indemnitee or any third party.

10.9  Offset Rights. Buyer will have the right to offset against the Contingent Amount or the E.H. Contingent Payment (or both but without duplication) the amount of Losses subject to indemnification by Seller pursuant to Section 10.2 or Section 10.4, but such right of setoff will not be Buyer’s exclusive remedy with respect to any such Losses and the exercise of such right of setoff will be at Buyer’s sole discretion.

10.10  Mainframe Indemnification. Seller will defend, indemnify and hold harmless, to the fullest extent permitted by Law, the Indemnitees described in Section 10.2(a) from, against and in respect of any and all Losses arising from, or otherwise related to, directly or indirectly, the Mainframe Sale Agreement, except to the extent related to any matter as to which Buyer is obligated to provide indemnification pursuant to the following clause (b), and (b) Buyer will defend, indemnify and hold harmless, to the fullest extent permitted by Law, the Indemnitees described in Section 10.1(a) from, against and in respect of any and all Losses to the extent arising from, or otherwise related to, directly or indirectly, any action or inaction by Company Group after the Closing, including any claim made under Section 6.1(b) of the Mainframe Sale Agreement to the extent based on any action or inaction by IDTE or any of its Majority Controlled Subsidiaries (as defined in the Mainframe Sale Agreement but as determined after the Closing under this Agreement) after the Closing that is claimed to be a breach or violation of Section 2.6, Section 5.2 or Article 7 of the Mainframe Sale Agreement. The limitations on indemnification set forth in Section 10.5(a) and (b) will not apply with respect to any claim for indemnification made under this Section 10.10.

10.11  Characterization of Indemnity Payments. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Aggregate Consideration unless otherwise required by applicable Law.

ARTICLE 1I

TAX MATTERS

11.1  Tax Definitions. The following terms, as used in this Article 11 and to the extent used elsewhere in this Agreement, have the following meanings:

“Combined Tax” means any Income Tax or franchise Tax payable to any state, local or foreign Taxing Authority with respect to any Tax Return that includes any of Company or any Subsidiaries of Company and is filed on, or will be filed on, an affiliated, consolidated, combined or unitary basis.

“Federal Tax” means any Income Tax with respect to any Tax Return that includes any of Company or any Subsidiaries of Company and is filed on, or will be filed on, a consolidated basis pursuant to Section 1501 of the Code.

“Income Tax” means any Tax imposed on or measured by income, profits or gross receipts.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such Tax period ending on and including the Closing Date. With respect to any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date will (x) in the case of any Tax other than sales or use Tax and Income Tax, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Income Tax and any sales or use Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) will be made in a manner consistent with prior practice of Seller and its Affiliates with respect to Company and Subsidiaries of Company.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any Liability for any of the foregoing as transferee, (ii) in the case of Company or any Subsidiaries of Company, Liability for the payment of any amount of the type described in clause (i) as a result of having been on or before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) Liability of Company or any Subsidiaries of Company for the payment of any amount as a result of being a party to any Tax Sharing Agreement (other than this Agreement) on or before the Closing Date.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto, and including any amendment thereto.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding Company or any Subsidiaries of Company that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit.

“Taxing Authority” means any applicable Governmental Authority responsible for the imposition of any Tax.

11.2  Transaction Taxes. Except as otherwise provided in this Agreement, each of Seller and Buyer will pay one-half of all sales, transfer, stamp or similar Taxes, if any, arising as a result of the transactions contemplated by this Agreement. Each Party will be responsible for paying its respective Income Taxes relating to the consummation of the transactions contemplated by this Agreement. Each of Buyer and Seller will pay one-half of all fees of Ernst & Young LLP relating to a transfer pricing study, which will be paid after the Closing and promptly after receiving an invoice therefor.

11.3  Tax Covenants.

(a)  Tax Returns. Seller and Company will file or cause to be filed all Tax Returns that are required to be filed by any Person in Company Group prior to or on the Closing Date. Buyer will file or cause to be filed all Tax Returns that are required to be filed by any Person in Company Group after the Closing Date.

(b)  Liability for Taxes. Seller and Company will pay or cause to be paid all Taxes that are required to be accrued or paid with respect to the income, assets or operations of any Person in Company Group for Tax periods ending on or before the Closing Date. For Tax periods that begin before the Closing Date but end on or after the Closing Date with respect to the income, assets or operations of any Person in Company Group, Seller and Company will pay or cause to be paid all Taxes attributable to the Pre-Closing Tax Period, and Buyer will pay or cause to be paid all Taxes not attributable to the Pre-Closing Tax Period. Buyer will pay or cause to be paid all Taxes that are required to be paid with respect to the income, assets or operations of any Person in Company Group for Tax periods beginning after the Closing Date.

(c)  Consolidated Returns. To the extent permitted under applicable Law, each Person in Company Group will be included in the consolidated Federal Tax Return of which Seller is the parent company through the close of business on the Closing Date and in any Combined Tax Return of which Seller or Company is the parent company through the close of business on the Closing Date.

11.4  Tax Refunds and Credits; Recapture of Tax Credits. Except as otherwise provided, Seller will be entitled to any refunds or credits of any Taxes of Company Group actually paid and related to the Pre-Closing Tax Period (whether such refund or credit is received or receivable before, on or after the Closing Date). Notwithstanding the preceding sentence, Seller will not be entitled to (a) any refunds or credits of any Taxes of Company Group related to the Pre-Closing Tax Period to the extent of the amount of any such items (including specifically any Canadian Tax credits) that were included in current assets of Company Group for purposes of determining Company Group Net Working Capital, or (b) any refunds or credits of any Taxes of Company Group related to the portion of the Pre-Closing Tax Period from July 1, 2006 through the Closing Date (including specifically any Canadian Tax credits), and Buyer will be entitled to all such Tax refunds or credits described in clauses (a) and (b) of this sentence. Buyer will pay to Seller the amount of any refund or credit of any Tax to which Seller is entitled pursuant to this Section 11.4 that is received by Buyer or its Affiliates within 30 days after such refund or credit is actually received by Buyer or its Affiliates, and Seller will pay to Company Group the amount of any refund or credit of any Tax to which Buyer is entitled pursuant to this Section 11.4 that is received by Seller or its Affiliates within 30 days after such refund or credit is actually received by Seller or its Affiliates. Seller will reimburse Buyer for any recapture of Tax credits incurred by Buyer or Company Group to the extent applicable to Tax credits taken or received by Seller or Company Group related to the Pre-Closing Tax Period, which reimbursement will be made by Seller to Buyer within 30 days after Buyer provides notice to Seller with reasonably detailed documentation supporting the amount of any such Tax credit recapture as claimed by the applicable Taxing Authority.

11.5  Tax Sharing Agreements. Any and all existing Tax Sharing Agreements (other than this Agreement) will be terminated with respect to each Person in Company Group as of the Closing Date, and no Person in Company Group will be bound by or will have any further rights or Liabilities thereunder after the Closing Date.

11.6  Cooperation on Tax Matters. Buyer and Seller will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Article 11 and any proceeding (including any Tax audit) with respect to Taxes. Such cooperation will include causing any Tax Return that is prepared by or on behalf of the other Party pursuant to the terms of this Agreement to be signed on behalf of the Person filing such Tax Return by an authorized signatory at the time of filing of such Tax Return, retaining and (upon the other Party’s request) providing records and information that are reasonably relevant to any such proceeding with respect to Taxes (including any Tax audit) and making relevant employees (including accounting department personnel) reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to any Person in Company Group relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other Party reasonable written notice prior to destroying or discarding any such books and records and, if the other Party so requests, to allow the other Party to take possession of such books and records.

11.7  Contests. Seller will have the exclusive authority to control any Tax audit or examination by any Governmental Authority, initiate any claim for refund, amend any Tax Return and contest, resolve, and defend against any assessment for Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Liability of any Person in Company Group for Taxes for any Tax period ending on or before the Closing Date. Subject to the foregoing, Seller will allow Buyer to participate at Buyer’s expense in any such contest that would reasonably be expected to have a continuing effect on any Person in Company Group and its Affiliates after the Closing Date or would reasonably be expected to result in any adjustment to a Tax Return of any Person in Company Group for any other Tax period. Seller will not settle any such Tax audit or examination in a manner that would adversely affect any Person in Company Group after the Closing Date without the prior written consent of Buyer, which consent will not unreasonably be withheld, delayed or conditioned. Buyer will have the exclusive authority to control any Tax audit or examination by any Governmental Authority, initiate any claim for refund, amend any Tax Return and contest, resolve and defend against any assessment for Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to any Liability of any Person in Company Group or Buyer or any successor thereto for Taxes for any Tax period ending after the Closing Date. Subject to the foregoing, Buyer will allow Seller to participate at Seller’s expense in any audits or examinations of Tax Returns to the extent that such audits or examinations would reasonably be expected to require Seller to make a payment under this Agreement. Buyer will not settle any such Tax audit or examination in a manner that would adversely affect Seller without the prior written consent of Seller, which consent will not unreasonably be withheld, delayed or conditioned.

ARTICLE 12

POST-CLOSING COVENANTS

12.1  Post-Closing Covenants of Buyer Related to Contingent Amount. The following covenants will apply during the period from the Closing Date until the Exercise Date.

(a)  Buyer will use good faith commercially reasonable efforts to operate the businesses of the Post-Closing Company Group in such a manner so as to maximize the value of the Post-Closing Company Group; provided, however, that such covenant will not be deemed to create any obligation or commitment on the part of Buyer or any of its Affiliates to fund or authorize spending of funds for any such businesses in any particular amounts and will not be deemed to require Buyer to proceed with any proposal or business plan to start or acquire any new business (including a business engaged in the acquisition, development, production or distribution of live-action motion pictures), to continue or expand any existing business (including proceeding with any currently contemplated computer generated animated feature film or “greenlighting” any such film), or to take or refrain from taking any action in connection with the operation of such businesses so long as Buyer acts in a commercially reasonable manner in good faith in making any decision with respect thereto.

(b)  Throughout such period, Buyer will cause one individual nominated (including successor nominees, if necessary) by Seller to be elected to the board of directors of IDTE and, if requested by Seller, of Company and of Starz Entertainment Holdings, Inc., or its successor, as the parent company indirectly owning the Foreign Equity Interests (the “Foreign Parent”), which nominee will initially be Howard Jonas.

(c)  As soon as practicable after the end of each fiscal quarter or year, as applicable (and in any event within 45 days after the end of each fiscal quarter and 90 days after the end of a fiscal year), Buyer will provide Seller with quarterly unaudited and annual audited consolidated financial statements of the Post-Closing Company Group, and Buyer will provide Seller with copies of such other reports and materials as are prepared for the board of directors of Company, IDTE or the Foreign Parent promptly after such reports and materials are delivered to the directors; provided, however, that so long as an individual nominated by Seller is serving as a director of such Person, then delivery of such reports and materials of such Person to such director will be considered to be delivery of such reports and materials to Seller.

(d)  Following the Adjustment Date, further funding requirements of the Post-Closing Company Group, as determined by Buyer in its sole discretion, will be funded by Indebtedness (either from third-party lenders or from Buyer or its Affiliates). Buyer will not, and will not permit any of its Affiliates (other than Company or any Subsidiary of Company or the Foreign Parent or any Subsidiary of the Foreign Parent) to, make a loan to Company or any Subsidiary of Company or to Foreign Parent or any Subsidiary of Foreign Parent at a rate of interest exceeding LIBOR plus 4% per annum, compounded quarterly.

(e)  Buyer will not, and will not permit any of its Affiliates (other than Company or any Subsidiary of Company or Foreign Parent or any Subsidiary of Foreign Parent) to, enter into any arrangement to sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or provide services to or obtain services from, or otherwise engage in any other transactions with, Company or any of its Subsidiaries or Foreign Parent or any Subsidiary of Foreign Parent, except for (i) transactions at prices and on terms and conditions not less favorable as a whole to Company and its Subsidiaries or to Foreign Parent and its Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties, as determined by the board of directors of Company or Foreign Parent in its reasonable judgment, (ii) transactions solely between or among Company and its Subsidiaries or Foreign Parent and its Subsidiaries, (iii) loan transactions on terms permitted as described in paragraph (d) above, (iv) distributions by Company with respect to its Equity Interests that consist solely of Equity Interests of Company or that are taken into account in any subsequent determination of Net Equity Value for purposes of determining the Contingent Amount or transactions involving the disposition of Foreign Equity Interests that are taken into account in any subsequent determination of Net Equity Value for purposes of determining the Contingent Amount, (v) for so long as Company is wholly owned by Buyer or any of its Affiliates, issuances by IDTE of its Equity Interests and for so long as Foreign Parent is wholly owned by Buyer or any of its Affiliates, issuances of Equity Interests by any Subsidiaries of Foreign Parent, and (vi) the Pay Television License Agreement and the First Look Agreement.

(f)  Seller will have reasonable access rights during normal business hours with reasonable advance notice to the books and records and appropriate personnel of Company and its Subsidiaries and of Foreign Parent and its Subsidiaries solely for the purpose of and to the extent necessary to confirm the accuracy of the calculation of the Contingent Amount.

12.2  IDTE Equity Incentive Plan. Promptly after the Closing, subject to the approval of the board of directors of Buyer, Buyer will establish an equity incentive plan for certain employees of IDTE and its Subsidiaries, on such terms as determined by Buyer in its sole discretion.

12.3  Noncompetition and Nonsolicitation. From the date of this Agreement and until the earlier of (i) the fifth anniversary of the Closing Date and (ii) one year after the Exercise Date, Seller and its Subsidiaries will not (a) engage in the business of development, production or distribution of computer generated animated feature films or live-action motion pictures for theatrical distribution or the distribution of content by VHS or DVD (except (X) by virtue of the ownership by Seller of Company Group from the date of this Agreement to the Closing Date and (Y) for distribution of content by VHS or DVD targeted to ethnic markets in locations that are within or similar to the locations comprising the distribution network of Seller and its Subsidiaries (other than the Post-Closing Company Group) on the date of this Agreement and that are not competitive with the existing distribution network of the Anchor Bay Group as defined in the Credit Group Financial Statements) or (b) solicit for employment any employee of the Post-Closing Company Group, which restriction shall not include general solicitations not directed at a particular employee or class of employees of the Post-Closing Company Group.

12.4  Name Changes. Promptly following the Closing, Buyer will cause the names of all applicable Persons in the Post-Closing Company Group to be changed to eliminate any use of “IDT” in such names. For the avoidance of doubt, the provisions of this Section 12.4 are not intended to apply to any references to, or use of, any name of any Person in the Post-Closing Company Group that includes “IDT,” including IDTE, in connection with “Everyone’s Hero,” including in advertising or marketing materials for or in credits of such film.

ARTICLE 13

MISCELLANEOUS

13.1  Amendment. This Agreement may not be amended or modified without the prior written consent of Seller and Buyer.

13.2  Public Announcements. Following the date of this Agreement, except as may be required by applicable Securities Laws, no Party to this Agreement will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties, which approval will not be unreasonably withheld, delayed or conditioned. If any Party believes that it is required by applicable Securities Laws to make such a public announcement, it will promptly advise the other Parties and use reasonable efforts, consistent with its legal obligations, to allow the other Parties an opportunity to review and comment upon the announcement before the announcement is made.

13.3  Waiver. Failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time will not be deemed a waiver of such term or condition at any other time; nor will any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

13.4  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought by or against any Party only in any court of competent jurisdiction located in the State of Delaware. Each Party irrevocably and unconditionally agrees to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and not to object to the jurisdiction of such courts on the basis of inconvenience of forum or otherwise. Without limiting the generality of the foregoing, each Party agrees that service of process upon such Party at such Party’s address as set forth in Section 13.5, together with written notice of such service to such Party, will be deemed effective service of process upon such Party. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

13.5  Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), or (c) the Business Day after deposit with a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other Parties, provided that any such change shall be effective only upon receipt by the other Parties):

If to Buyer and, after the Closing, to Company:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: Mark D. Carleton and Charles Y. Tanabe
Phone: (720) 875-5400
Fax: (720) 875-5445

with a copy (which shall not constitute notice) to:

Sherman & Howard L.L.C.
633 17th Street, Suite 3000
Denver, CO 80202
Attention: Peggy Knight
Phone: (303) 297-2900
Fax: (303) 298-0940

If to IDT and, prior to the Closing, to Company:

IDT Corporation
520 Broad Street
Newark, NJ 07102
Attention: Motti Lichtenstein
Phone: (973) 438-3448
Fax: (973) 438-1094

with a copy (which shall not constitute notice) to:

IDT Corporation
520 Broad Street
Newark, NJ 07102
Attention: Ely D. Tendler
Phone: (973) 438-3616
Fax: (973) 438-1616

If to TLL:

TLL Dutch Holdings B.V.

Van Vollenhovenstraat 3

3016BE Rotterdam, The Netherlands

Attention: Douglas Mauro and Richard Reingold

Fax: + 31 10 225 1698

with a copy (which shall not constitute notice) to:

IDT Corporation
520 Broad Street
Newark, NJ 07102
Attention: Ely D. Tendler
Phone: (973) 438-3616
Fax: (973) 438-1616

13.6  Invalid Provision. If any provision of this Agreement is determined to be invalid or unenforceable, this Agreement will be deemed amended to delete such provision and the remainder of this Agreement will continue in full force and effect and be enforceable by its terms.

13.7  Assignment. This Agreement may not be assigned or delegated by any Party without the prior written consent of all other Parties; provided, that any Party may transfer its rights, in whole or in part, to any wholly owned Subsidiary of such Party and, upon notice to the other Parties, all transfers and assignments contemplated in this Agreement will be made to such wholly owned Subsidiary of such Party and provided further that no such assignment will relieve any Party of any of its obligations under this Agreement.

13.8  Binding Effect; No Third-Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties, the Indemnitees identified in Section 10.1 and Section 10.2(a), or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.9  Payments in U.S. Dollars. All amounts required to be paid under this Agreement will be denominated and paid in United States Dollars.

13.10  Headings. Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

13.11  Entire Agreement. This Agreement, together with its Schedules and Exhibits, the Confidentiality Agreement, and the other Transaction Agreements constitute the entire agreement of the Parties with respect to matters set forth in this Agreement, the Confidentiality Agreement and the other Transaction Agreements, and supersede any prior understanding or agreement, oral or written, with respect to such matters, including the Term Sheet; provided, however, that the provisions of the Term Sheet will for all purposes be deemed to have been valid and in full force and effect during the period from May 15, 2006 until the date of this Agreement. To the extent that the provisions of this Agreement and the Confidentiality Agreement may be inconsistent, the provisions of this Agreement will control. To the extent that the provisions of this Agreement and the Pay Television and License Agreement may be inconsistent, the provisions of the Pay Television and License Agreement will control. To the extent that the provisions of this Agreement and the First Look Agreement may be inconsistent, the provisions of the First Look Agreement will control. To the extent that the provisions of this Agreement and the Transition Services Agreement may be inconsistent, the provisions of this Agreement will control. To the extent that the provisions of this Agreement and the Management Agreement may be inconsistent, the provisions of the Management Agreement will control.

13.12  Interpretations. No ambiguity herein will be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party will be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all Parties and their lawyers and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

13.13  Further Assurances. Each of the Parties, before, at and after the Effective Time, upon the reasonable request from time to time of any other Party and without further consideration (other than the reimbursement of reasonable out-of-pocket expenses and the payment of any required filing fees), will do each and every act and thing as may be necessary or reasonably desirable to consummate the transactions contemplated by this Agreement and to effect an orderly transfer of the businesses of Company Group to Buyer, including: (a) executing, acknowledging and delivering assurances, assignments, powers of attorney and other documents and instruments; (b) furnishing information and copies of documents, books and records relating to Company Group; (c) filing reports, returns, applications, filings and other documents and instruments with Governmental Authorities; (d) assisting in good faith in any Litigation or threatened Litigation relating to Company Group and cooperating with respect thereto, including providing relevant documents and evidence and maintaining confidentiality in connection with such Litigation or threatened Litigation; and (e) assisting in the preparation of audited financial statements for Company Group, including, in the case of Seller, signing any management representation letters required by the auditors relating to periods prior to the Closing.

13.14  Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, and all such counterparts will constitute one and the same Agreement, binding on all Parties notwithstanding that all Parties are not signatories to the same counterpart.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first above written.

BUYER:

LIBERTY MEDIA CORPORATION

By: /s/ Mark D. Carleton
Name: Mark D. Carleton
Title: Senior Vice President

SELLER:

IDT CORPORATION

By: /s/ Motti Lichtenstein
Name: Motti Lichtenstein
Title: Chief Operating Officer

TLL DUTCH HOLDINGS B.V.

By: /s/ Douglas W. Mauro
Name: Douglas W. Mauro
Title: Director